Exhibit 10.10

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SUBLEASE

THIS SUBLEASE (“Sublease”) is dated as of July 30, 2015, by and between Solstice Neurosciences, LLC, a Delaware limited liability company (“Sublessor”), and Audentes Therapeutics, Inc., a Delaware corporation (“Sublessee”).

RECITALS

A. Sublessor and Sublessee desire to enter into this Sublease pursuant to which Sublessor shall lease approximately 21,960 rentable square feet of the Leased Premises known as 528B Eccles Avenue, South San Francisco, California, as shown on EXHIBIT A attached hereto (the “Subleased Premises”) to Sublessee, subject to the terms and conditions of this Sublease.

B. Sublessor (successor in interest to Athena Neurosciences, Inc. and Elan Pharmaceuticals, Inc.) is the lessee of 528B Eccles Avenue, South San Francisco, California, (the “Leased Premises”) pursuant to that certain Lease Agreement dated as of May 22, 1997, as amended from time to time (the lease, together with all amendments thereto, (the “Prime Lease”), between Sublessor, as tenant, and JCN Partners, a California limited partnership, as successor in interest to John C. Nickel, as landlord (the “Prime Landlord”). A copy of the Prime Lease together with seven (7) prior Addenda is appended hereto as EXHIBIT B.

C. Capitalized terms used in this Sublease and not otherwise defined herein shall have the meanings ascribed to such terms in the Prime Lease.

ARTICLE I

TERMS AND CONDITIONS

1.1 Sublease of Subleased Premises. Sublessor hereby leases the Subleased Premises to Sublessee, and Sublessee hereby leases the Subleased Premises from Sublessor, pursuant to the terms and conditions of this Sublease. In addition to the Subleased Premises, Sublessee shall have the right to the non-exclusive use during such tenancy, of other areas designated for the common use and convenience of occupants of the Subleased Premises, if any (collectively, the “Common Areas”), subject to such rules and regulations as Prime Lessor may adopt for such use from time to time.

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1.2 Parking. At no cost to Sublessee, and subject to the terms of the Prime Lease, Sublessee will be entitled to the use of the pro rata share of the designated parking spaces serving the entire premises leased by Sublessor; i.e. 55.5% of such parking spaces

1.3 Term. Subject to Sublessor’s receipt of the written consent of the Prime Landlord as required by Paragraph 16 of the Prime Lease and subject to the terms and conditions of this Sublease, Sublessor sublets the Subleased Premises to Sublessee and Sublessee subleases the Subleased Premises from Sublessor, for a term commencing on the later of the date on which this Sublease is fully executed or the date of Prime Landlord’s Consent. (the “Commencement Date”) and ending on May 31, 2017 (the “Term”, see Addendum Seven), unless sooner terminated pursuant to any of the terms, covenants or conditions of this Sublease or pursuant to law.

Sublessor covenants and agrees to give Sublessee access to the Premises on the Commencement Date.

1.4 Base Rent. During the first twelve (12) months of this Sublease, Sublessee shall pay to Sublessor, without demand, deduction, offset, set off or recoupment, on or before the first day of each month in advance, commencing on the Commencement Date, an amount determined by multiplying the rentable square feet in the Subleased Premises by One and 75.100ths Dollars ($1.75) (the “Base Rent”), which is $38,430.00 per month. For the balance of the Lease Term, the square footage rental rate is One and 80/100ths Dollars ($1.80), or $39,528.00 per month. The actual number of rentable square feet contained in the Subleased Premises is approximately 21,960 rentable square feet as determined in accordance with the Building Owners and Managers Association International standards (ANSI/BOMA Z65.1-2010). Rent for any partial calendar months at the beginning or end of the Sublease term shall be prorated based on a thirty (30) day month. Rent may be paid by Sublessee to Sublessor, at Sublessee’s election, by ACH transfer.

1.5 Additional Rent. In addition to the Base Rent, Sublessor is obligated under the Prime Lease for additional payments and reimbursement to the Prime Landlord in respect of

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Common Area Maintenance, utility, insurance, real estate taxes and other expenses together with an independent obligation to maintain the Subleased Premises, all as more specifically set for in the Prime Lease attached as Exhibit B. Any and all such sums as may be or shall become due during the Term of this Sublease are the responsibility of Sublessee and shall be deemed Additional Rent (together with the Base Rent, “Rent”) due hereunder. All payments due under this Sublease shall be considered “rent” for all purposes. Pursuant to the terms of the Prime Lease, Prime Landlord is required to reconcile the actual expenses for the Premises as compared to the estimated payments made throughout the preceding calendar year. Following Sublessor’s receipt of such reconciliation from Prime Landlord, Sublessor shall promptly forward a copy of such reconciliation to Sublessee, and there shall be an adjustment between Sublessor and Sublessee for any over or under payment of such Additional Rent items for the preceding calendar year, with payment to Sublessor or credit to Sublessee against the next installment of Additional Rent (or refund following the expiration of the Sublease term), as the case may require, within thirty (30) days after Sublessor’s delivery of such reconciliation to Sublessee. A summary of the Additional Rent is annexed hereto as Exhibit C.

1.6 Late Charge. If the Rent (Base Rent and Additional Rent, as the case may be) is not received by Sublessor on or before the tenth (10th) day of each month, Sublessee shall, in addition to the Rent and any other rights and remedies Sublessor may have, pay to Sublessor a late charge equal to ten percent (10%) of the Rent. Sublessee hereby acknowledges that late payment by Sublessor of Rent or other sums due hereunder may cause Sublessor to incur costs not contemplated by this Sublease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Sublessor by the terms of the Prime Lease. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Sublessor will incur by reason of late payment by Sublessee. Acceptance of such late charge by Sublessor shall in no event constitute a waiver of Sublessee’s default with respect to such overdue amount, nor prevent Sublessor from exercising any of the other rights and remedies granted hereunder.

1.7 Security Deposit. Upon the full execution of this Sublease, Sublessee shall deliver Eight Hundred Fifty Thousand Dollars ($850,000.00) in the following manner: (a) cash or immediately available funds in the amount of One Hundred Twenty Thousand and 00/100ths

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Dollars ($120,000.00) (“Replacement Cash”), to reimburse Sublessor’s cash Security Deposit (as defined in the Prime Lease) with Prime Landlord, the right to recover such cash Security Deposit from Prime Landlord being hereby assigned to Sublessee as Sublessee’s sole property and such recovery being dependent upon the satisfaction of all terms under the Prime Lease. The Replacement Cash is not refundable to Sublessee and Sublessee’s rights with respect to any sums paid pursuant to this clause (a) are limited to the extent that Prime Landlord refunds some of all of Sublessor’s cash Security Deposit pursuant to the terms of the Prime Lease; and (b) a letter of credit (the “Letter of Credit”) in the sum of Seven Hundred Thirty Thousand Dollars ($730,000.00). The Letter of Credit shall be delivered to Sublessor as protection for the full and faithful performance by Sublessee of all of its obligations under this Sublease and for all losses and damages Sublessor may suffer as a result of any breach or default by Sublessee under this Sublease. The Letter of Credit shall be an unconditional, clean, irrevocable negotiable standby letter of credit payable to the order of Sublessor, drawn on a bank (the “Bank”) reasonably approved by Sublessor and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Section 1.11, including, without limitation, all of the requirements of Section 1.11(a) below, all as set forth more particularly hereinbelow. For the purposes of this Sublease, Silicon Valley Bank is hereby approved as the issuing bank. Sublessee shall pay all expenses, points and/or fees incurred by Sublessee in obtaining and maintaining the Letter of Credit. In the event of an assignment by Sublessee of its interest in the Sublease (and irrespective of whether consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Sublessor from the assignee shall be subject to Sublessor’s prior written approval, in Sublessor’s reasonable discretion.

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a) In general. The Letter of Credit shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Sublessee further covenants and warrants as follows:

i. Sublessor Right to Transfer. The Letter of Credit shall provide that Sublessor, its successors and assigns, may, at any time and without notice to Sublessee and without first obtaining Sublessee’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Sublessor of its rights and interests in and to this Sublease. In the event of a transfer of Sublessor’s interest in the Building or the Project, Sublessor shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Sublessor shall, without any further agreement between the parties, be released by Sublessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new Sublessor. In connection with any such transfer of the Letter of Credit by Sublessor, Sublessee shall, at Sublessee’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Sublessee shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

ii. No Assignment by Sublessee. Sublessee shall neither assign nor encumber the Letter of Credit or any part thereof. Neither Sublessor nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Sublessee in violation of this Section.

iii. Renewal; Replacement. If the Letter of Credit expires earlier than the date (the “LC Expiration Date”) that is one hundred twenty (120) days after the expiration of the Sublease Term, Sublessee shall deliver a new Letter of Credit or certificate of renewal or extension to Sublessor at least thirty (30) days prior to the expiration of the Letter of Credit then held by Sublessor, without any action whatsoever on the part of Sublessor, which new Letter of Credit shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Sublessor in its sole discretion. In furtherance of the foregoing, Sublessor and Sublessee agree that the Letter of Credit shall contain a so-called

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“evergreen provision,” whereby the Letter of Credit will automatically be renewed unless at least thirty (30) days’ prior written notice of non-renewal is provided by the issuer to Sublessor; provided, however, that the final expiration date identified in the Letter of Credit, beyond which the Letter of Credit shall not automatically renew, shall not be earlier than the LC Expiration Date.

iv. Bank’s Financial Condition. If, at any time during the Sublease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a “Bank Credit Threat”), then Sublessor shall have the right to require that Sublessee obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section 1.9, and Sublessee’s failure to obtain such substitute Letter of Credit within ten (10) business days following Sublessor’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Sublease to the contrary) shall entitle Sublessor, or Sublessor’s then managing agent, to immediately draw upon the then existing L- C in whole or in part, without notice to Sublessee, as more specifically described in Section 1.11(c), below. Sublessee shall be responsible for the payment of any and all costs incurred with the review of any replacement Letter of Credit (including without limitation Sublessor’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Sublessee.

b) Application of Letter of Credit. Sublessee hereby acknowledges and agrees that Sublessor is entering into this Sublease in material reliance upon the ability of Sublessor to draw upon the Letter of Credit as protection for the full and faithful performance by Sublessee of all of its obligations under this Sublease and for all losses and damages Sublessor may suffer (or which Sublessor reasonably estimates that it may suffer) as a result of any breach or default by Sublessee under this Sublease. Sublessor, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (A) such amount is due to Sublessor under the terms and conditions of this Sublease; or (B) Sublessee has filed a voluntary petition under the U. S. Bankruptcy Code or any state

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bankruptcy code (collectively, “Bankruptcy Code”); or (C) an involuntary petition has been filed against Sublessee under the Bankruptcy Code; or (D) the Bank has notified Sublessor that the Letter of Credit will not be renewed or extended through the LC Expiration Date; or (E) a Bank Credit Threat or Receivership (as defined below below) has occurred and Sublessee has failed to comply with the requirements of either Section 1.11(b)(v) or Section 1.11(f), as applicable. If Sublessee shall breach any provision of this Sublease or otherwise be in default hereunder or if any of the foregoing events identified in Section 1.11(c)(ii) through (v) shall have occurred, Sublessor may, but without obligation to do so, and without notice to Sublessee, draw upon the Letter of Credit, in part or in whole, and the proceeds may be applied by Sublessor: (i) to cure any breach or default of Sublessee and/or to compensate Sublessor for any and all damages proximately caused by a Sublessee’s breach or default; (ii) against any Rent payable by Sublessee under this Sublease that is not paid when due; and/or (iii) to pay for all losses and damages that Sublessor has suffered which were proximately caused by a breach or default by Sublessee under this Sublease. The use, application or retention of the Letter of Credit, or any portion thereof, by Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Sublease or by any applicable law, it being intended that Sublessor shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Sublessor may otherwise be entitled. Sublessee agrees not to interfere in any way with payment to Sublessor of the proceeds of the Letter of Credit, prior to a “draw” by Sublessor of any portion of the Letter of Credit, regardless of whether any dispute exists between Sublessee and Sublessor as to Sublessor’s right to draw upon the Letter of Credit. No condition or term of this Sublease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Sublessee agrees and acknowledges that: (i) the Letter of Credit constitutes a separate and independent contract between Sublessor and the Bank; (ii) Sublessee is not a third party beneficiary of such contract; , and (iii) in the event Sublessee becomes a debtor under any chapter of the Bankruptcy Code, neither Sublessee, any trustee, nor Sublessee’s bankruptcy estate shall have any right to restrict or limit Sublessor’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

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c) Letter of Credit not a Security Deposit. Sublessor and Sublessee acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be: (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto: (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto: and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

d) Proceeds of Draw. In the event Sublessor draws down on the Letter of Credit pursuant to Section 1.11(c)(iv) or (v) above, the proceeds of the Letter of Credit may be held by Sublessor and applied by Sublessor against any Rent payable by Sublessee under this Sublease that is not paid when due and/or to pay for all losses and damages that Sublessor has suffered which were proximately caused by a breach or default by Sublessee under this Sublease. Any unused proceeds shall constitute the property of Sublessor and need not be segregated from Sublessor’s other assets. Sublessee hereby agrees that such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Law and waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Sublessor agrees that the amount of any proceeds of the Letter of Credit received by Sublessor, and not: (a) applied against any Rent payable by Sublessee under this Sublease that was not paid when due; or (b) used to pay for any losses and/or damages suffered by Sublessor which were proximately caused by a breach or default by Sublessee under this Sublease (the “Unused Letter of Credit Proceeds”), shall be paid by Sublessor to Sublessee: (x) upon receipt by Sublessor of a replacement Letter of Credit in the full Letter of Credit Amount, which replacement Letter of Credit shall comply in all respects with the requirements of this Section 1.11, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Sublessee, or an involuntary petition is filed against Sublessee by any

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of Sublessee’s creditors, under the Bankruptcy Code, then Sublessor shall not be obligated to make such payment in the amount of the Unused Letter of Credit Proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

e) Bank Placed Into Receivership.

i. Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the Letter of Credit shall be deemed to not meet the requirements of this Section 1.11, and, within fifteen (15) business days following Sublessor’s notice to Sublessee of such Receivership (the “LC Replacement Notice”), Sublessee shall replace the Letter of Credit with a substitute Letter of Credit from a different issuer reasonably acceptable to Sublessor and that complies in all respects with the requirements of this Section 1.11. If Sublessee fails to replace such Letter of Credit with a substitute Letter of Credit from a different issuer pursuant to the terms and conditions of this Section 1.11(f)(i), then, notwithstanding anything in this Sublease to the contrary, Sublessor shall have the right, at Sublessor’s option, to either: (i) declare Sublessee in default of this Sublease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid fifteen (15) business day period), in which event, Sublessor shall have the right to pursue any and all remedies available to it under this Sublease and at law, including, without limitation, treating any Receivership as a Bank Credit Threat and exercising Sublessor’s remedies under Section 1.11(b)(v) above, to the extent possible pursuant to then-existing FDIC policy. Sublessee shall be responsible for the payment of any and all costs incurred with the review of any replacement L- C which replacement is required pursuant to this Section or is otherwise requested by Sublessee.

f) Termination of Letter of Credit. Provided that, as of the fifteen (15) month anniversary of the Commencement Date: (i) no event of Sublessee default, after expiration of any notice and cure period, has occurred; (ii) no event exists, which, with the giving of notice, passing of time, or both, would constitute an event of Sublessee default; and (iii) there exists no uncured event of Sublessee default, whether before or after expiration of any applicable cure period; the Sublessee’s obligation to maintain the Letter of Credit set forth in this Section 1.11 shall automatically terminate; provided, however, if any of the events described in clauses (i), (ii) or (iii) of this subsection exist as of such date, the Letter of Credit shall remain in effect throughout the remaining Sublease term.

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ARTICLE II

INSURANCE AND INDEMNITY

2.1 Insurance. Sublessee shall provide evidence of all coverages required under Paragraph 16 of the Prime Lease as of the Commencement Date and shall, in all instances cause Prime Landlord, Sublessor and such other parties as either Prime Landlord or Sublessor shall require to be named as additional insureds on all such policies of insurance.

2.2 Indemnity. Sublessee shall indemnify, defend and hold harmless Sublessor, its agents, assigns, employees and contractors from any and all losses, costs and damages arising from claims asserted by or on behalf of any person, firm, or corporation arising out of, resulting from, or in any way connected with, the act(s) or omission(s) of Sublessee, or the violation by Sublessee of any law, ordinance, or statute, or any injury to person or property occurring in or about the Subleased Premises during the Term of this Sublease arising from the business of the Sublessee or its use and occupancy of the Subleased Premises.

Sublessor shall indemnify, defend and hold Sublessee harmless from and against any and all loss, liability, cost or expense (including reasonable attorney’s fees and costs) incurred by Sublessee by reason of: (a) Sublessor’s breach or default under the Prime Lease; (b) the use of the Subleased Premises by Sublessee or Sublessee Parties to the extent the permitted use under this Sublease is not permitted under the Prime Lease; (c) any activities of Sublessor or any of

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Sublessor’s shareholders, partners, owners, employees, agents, consultants, contractors, subcontractors, laborers, materialmen, invitees or licensees (collectively, the “Sublessor Parties”) in or about the Subleased Premises; (d) any breach or default in the performance of Sublessor’s obligations under this Sublease; (e) any misrepresentation or breach of warranty by Sublessor under this Sublease; or (f) any negligence, gross negligence or intentional misconduct of Sublessor or any of the Sublessor Parties in connection with the Subleased Premises or this Sublease.

ARTICLE III

REPRESENTATIONS BY SUBLESSOR

3.1 Representations. Sublessor makes the following representations and warranties as of the date hereof for the benefit of Sublessee:

(a) There are no existing or unexpired subleases, conveyances or liens of any kind or description affecting Sublessor’s leasehold interest in the Subleased Premises.

(b) Sublessor has full right, power and authority to enter into this Sublease.

(c) The Prime Lease is in full force and effect and there is no existing Event of Default by Sublessor or, to Sublessor’s knowledge, by Prime Landlord under the Prime Lease.

(d) The Prime Lease has not been amended or modified except as set forth herein, and that there are no Events of Defaults (as defined in the Prime Lease) on Sublessor’s part under the Prime Lease as of the execution of this Sublease.

Sublessor hereby covenants that during the Term, provided that Sublessee is not in default under this Sublease beyond applicable notice and cure periods, Sublessor will: (i) pay, when and as due, all Base Rent and Additional Rent and any other charges properly payable by Sublessor under the Prime Lease; (ii) not exercise any voluntary right to terminate the Prime Lease prior to the Expiration Date without the consent of Sublessee; and (iii) not modify the Prime Lease in any respect which creates additional material obligations of Sublessee under this Sublease, or materially decreases Sublessee’s rights under this Sublease, without the prior written consent of Sublessee. If: (A) Sublessor breaches any of the representations or covenants in this Section; and (B) such breach was not caused, in whole or in part, by a breach by Sublessee of any of its obligations under this Sublease, Sublessor shall be liable to Sublessee for all damages suffered by Sublessee as a result of such breach. If Prime Landlord sends to Sublessor any notice

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of default or potential default under the Prime Lease, Sublessor will send a copy of such notice to Sublessee promptly after Sublessor’s receipt thereof. Subject to this Sublease terminating as provided in the Prime Lease and in this Sublease, Sublessor represents that if Sublessee performs all the provisions in this Sublease to be performed by Sublessee, subject to all applicable notice and cure periods, Sublessee will have and enjoy throughout the Term the quiet and undisturbed possession of the Subleased Premises, subject to the terms and conditions of this Sublease.

To the best of Sublessor’s knowledge, the Subleased Premises and the building are in compliance with all governmental laws, ordinances, regulations or orders relating to but not limited to compliance with the Americans with Disabilities Act (“ADA”) and other state and local laws governing access by the disabled.

In addition, Sublessor represents and warrants to Sublessee that, to Sublessor’s knowledge: (i) Sublessor has disclosed to Sublessee any and all information which Sublessor has regarding the condition of the Subleased Premises and the Building including, but not limited to, the presence and location of asbestos, lead paint, petroleum hydrocarbon, PCB transformers or other hazardous materials (as defined in Paragraph 9 of the Prime Lease) and underground storage tanks in, on or about the Subleased Premises; (ii) there have been no notices, directives, violations, reports or actions by any legal, state or federal department or agency concerning Environmental Laws and any matters relating to Environmental Laws applicable to the Subleased Premises; and (iii) except as stated in Section 6.2 below, the Subleased Premises is in compliance with all federal, state and local laws, including but not limited to, all Environmental Laws. For the purposes of this Sublease, Environmental Laws means any and all laws, statutes, ordinances or regulations pertaining to health, industrial hygiene or the environment including, without limitation, CERCLA (Comprehensive Environmental Response Compensation and Liability Act of 1980) and RCRA (Resources Conservation and Recovery Act of 1976).

ARTICLE IV

MAINTENANCE

4.1 Maintenance. Sublessee shall, at its own expense, maintain the Subleased Premises in good condition, repair, and working order, to the same extent as currently exists, and shall, at its own expense: (a) make any and all repairs to the Subleased Premises and the equipment and systems exclusively serving the Subleased Premises; (b) make other such

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necessary repairs and maintenance to the Subleased Premises not otherwise the obligation of Prime Landlord under the Prime Lease: (c) replace and maintain any and all things necessary to keep the Subleased Premises in the same state of repair and operating order as currently exists, including, without limitation, all fixtures, furnishings, lighting and signs of Sublessee; (d) keep the Subleased Premises and all exterior entrances, exterior walls, glass and show molding, partitions, doors, floor surfaces, fixtures, equipment and appurtenances thereof in the same order, condition and repair as currently exists, and in a reasonably satisfactory condition of cleanliness; and (e) replace all broken or damaged glass or substances therefor, as the case may be. All repairs made by Sublessee shall utilize materials of quality at least equal to the original materials, and all repairs shall be made by contractors reasonably approved by Sublessor and in accordance with code. If any repairs, maintenance or replacements are required under this Section, then Sublessee shall, within a reasonable period of time, arrange for the same either through Sublessor for such reasonable charges as Sublessor may establish, or through such contractor as Sublessor shall reasonably approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed. If Sublessee does not make or cause to be made such repairs, maintenance or replacements within thirty (30) days after receipt of a detailed written notice from Sublessor, then Sublessor may, but shall not be obligated to, make such repairs, maintenance and replacements, and the reasonable costs paid or incurred by Sublessor therefor plus five percent (5%) for overhead shall be reimbursed by Sublessee promptly upon demand by Sublessor, as Additional Rent.

4.2 “AS IS” Condition. Sublessor shall not be responsible for performing any improvements or work to the Subleased Premises, and Sublessee shall otherwise accept the same in their “AS IS” condition. Notwithstanding the foregoing, the Subleased Premises shall be broom clean with all debris removed and with all Building systems in good working order. Occupancy of the Subleased Premises by Sublessee shall constitute formal acceptance thereof and acknowledgment by Sublessee that Sublessor’s Work has been completed in the required condition.

4.3 Alterations. Sublessee shall not make any alterations to the Subleased Premises without the consent of Prime Landlord and Sublessor, which consent may be granted or withheld in their sole discretion. Sublessee may, without further notice to or approval of Sublessor or

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Prime Landlord, install and maintain data and voice cabling required by Sublessee in order to utilize the Subleased Premises for its intended use in accordance with plans previously approved by Sublessor (which approval will not be unreasonably withheld, conditioned or delayed) and may change the locks as discussed below. If Sublessee’s telecommunications provider installs telecommunications equipment and/or related connecting equipment (i.e., cables, conduits, inner ducts and connecting hardware) in the building in connection with the provision of telecommunications services to Sublessee (collectively, the “Telecommunications Equipment”), then: (a) immediately following the installation of same, throughout the Term and following the expiration or earlier termination of this Sublease, all such Telecommunications Equipment shall be properly labeled (identifying both the service provider and Sublessee) at Sublessee’s sole cost and expense; and (b) at the expiration or earlier termination of this Sublease, Sublessee shall, at Sublessee’s sole cost and expense, without liens, cause all such Telecommunication Equipment to be removed from the Building. Any such property not so removed within thirty (30) days after the expiration or earlier termination of this Sublease may, at Sublessor’s sole option: (i) be removed and stored by Sublessor at Sublessee’s expense; or (ii) become the property of Sublessor without compensation to Sublessee. Sublessee shall, at its sole cost and expense, repair all damage caused by the installation, operation and/or removal of the Telecommunications Equipment. If Sublessee fails to repair any such damage, Sublessor may, in its sole discretion, repair such damage and Sublessee shall, within thirty (30) after Sublessor’s written request for payment, reimburse Sublessor for all costs and expenses reasonably relating to such damage.

Sublessee may make alterations to the Subleased Premises only in accordance with Paragraph 12 of the Prime Lease.

4.4 Locks and Security System. Sublessee shall have the same right to lock and security system changes as the Sublessor does under Paragraph 4.9 of the Prime Lease, subject to the same conditions set forth therein, except that Sublessee shall provide master keys and security codes to both Sublessor and Prime Landlord, except as to Sublessee’s secure areas.

Prior to the Commencement Date, Sublessor shall provide Sublessee with all information in its possession concerning the security system of the Subleased Premises. Sublessee, at its sole cost and expense will be responsible for repurposing any existing security system for Sublessee’s own use following the Commencement Date.

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4.5 Surrender of Subleased Premises. Upon expiration or other termination of this Sublease, Sublessee shall surrender the Subleased Premises to Sublessor in the restored condition required under the Prime Lease. Any holding over by Sublessee after the expiration or earlier termination of the Sublease term shall be governed by Paragraph 33 of the Prime Lease, including the adjustment of Rent; provided, however, that Sublessee shall also pay on demand to Sublessor all other amounts that Sublessor may become liable for under the Prime Lease as a result of such holding over by Sublessee.

ARTICLE V

ACTIONS AFFECTING TITLE TO PROPERTY

AND SUBLEASEHOLD ESTATE

5.1 Liens by Sublessee. Sublessee shall not create or permit the creation of any lien, encumbrance, or charge upon the Subleased Premises. Any liens, encumbrances, or charges so created or permitted by Sublessee shall be promptly discharged by Sublessee.

5.2 Assignment and Subleasing. Sublessee shall not voluntarily or by operation of law assign this Sublease or enter into license or concession agreement, sublet all or any part of the Sublease Premises, or otherwise transfer, mortgage, pledge, hypothecate or encumber all or any part of Sublessee’s interest in this Sublease or in the Sublease Premises or any part thereof (collectively, a “Transfer”), without the prior written consent of the Prime Landlord (pursuant to the terms of the Prime Lease) and Sublessor (whose consent shall not be unreasonably withheld, conditioned or delayed). Any attempt to do so without such consent being first had and obtained shall be wholly void and shall constitute a default by Sublessee under this Sublease. Sublessee hereby irrevocably assigns to Sublessor all Rent and other sums or consideration in any form, from any Transfer, net of all reasonable attorneys’ fees, construction costs and brokerage fees incurred by Sublessee in order to effect such Transfer (the “Net Transfer Proceeds”). Sublessee agrees that Sublessor, as assignee and as attorney-in-fact for Sublessee, or a receiver for Sublessee appointed upon Sublessor’s application, may collect such Rent and other sums and

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apply the same against amounts owing to Sublessor in the event of Sublessee’s default beyond any applicable notice, grace or cure periods; provided, however, that until the occurrence of any such default by Sublessee or Sublessee’s subtenant, Sublessee shall have the right to collect such sums, provided that the Net Transfer Proceeds shall belong solely and exclusively to Sublessor. Notwithstanding any Transfer, Sublessee shall not be relieved of its obligations hereunder, and a consent to one Transfer shall not constitute a consent to any other Transfer or a waiver of the provisions of this section.

5.3 Permitted Transfers. Subject to the terms of and compliance with the Prime Lease, Sublessee shall be entitled to effect the following permitted transfers of this Sublease: (i) an assignment or subletting of all or a portion of the Subleased Premises to an affiliate of Sublessee (an entity which is controlled by, controls, or is under common control with, Sublessee); or (ii) an assignment of the Sublease to an entity acquiring substantially all the assets of Sublessee or into which Sublessee is merged.

5.4 Furniture, Fixtures and Equipment. By separate Bill of Sale in the form annexed hereto as Exhibit D and executed simultaneously herewith, Sublessor will assign and convey to Sublessee all of its right title and interest in and to all furniture, fixtures and equipment situated on or in the Subleased Premises for the sum of $1.00. Sublessor represents that all manufacturing equipment and the Premises were decontaminated in accordance with the Decommissioning Report delivered to Sublessee by Sublessor prior to the Commencement Date. In addition, Sublessor represents that all of the equipment located in the Subleased Premises was in good working condition as of March 31, 2015. Sublessee shall have the right to inspect all equipment prior to the Commencement Date.

ARTICLE VI

FURTHER OBLIGATIONS OF SUBLESSEE

6.1 Compliance with Laws. Sublessee shall promptly comply or cause compliance with all laws applicable to Sublessee’s use and occupancy of the Subleased Premises.

6.2 Hazardous or Toxic Materials. Use and storage of hazardous or toxic materials is governed by the Prime Lease and shall be in accordance with all governmental laws, rules and

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regulations. Sublessor hereby discloses that Sublessor used hazardous or toxic materials in the Leased Premises and had various hazardous materials permits with governing agencies for such use. Sublessor’s use and permits, some of which remain open, are more particularly described in that certain Laboratory Facilities Decommissioning Report prepared by Technical Safety Services, Inc., Project Numbers NC-ANS155303A-1, NC-ANS155503A-1 and NC- ANS155703A-1, Project dates February 26, 2015 to April 21, 2015, including Closure Application and Closure Plan, a copy of which Sublessee hereby acknowledges having received and reviewed.

6.3 Use. Sublessee’s use of the Subleased Premises is governed by any applicable terms of the Prime Lease and is not further restricted or expanded by this Sublease, and Sublessee shall comply with the Prime Lease regarding Sublessee’s use and occupancy of the Subleased Premises as modified by this Sublease and the Prime Landlord’s Consent.

6.4 Sublessor’s Reasonable Access. Sublessee shall allow Sublessor and its employees and representatives reasonable access, during normal business hours, through the Subleased Premises as is reasonably necessary for Sublessor to monitor compliance with the terms of this Sublease.

6.5 Signage. All Sublessee signage is subject to the terms of the Prime Lease and shall be in accordance with all governmental laws, rules and regulations.

6.6 Attornment. If Sublessor assigns its rights under this Sublease to a third party, then such transferee shall thereupon be landlord hereunder and shall be deemed to have fully assumed all duties and obligations of this Sublease to be performed by Sublessor which first arise after the date of conveyance. Sublessee shall attorn to such transferee, provided that such transferee agrees to recognize Sublessee’s rights under this Sublease so long as Sublessee is not in default hereunder. Sublessor shall, from and after the date of conveyance, be free of all liabilities and obligations not then incurred.

6.7 Sublessee’s Obligations. For the benefit of Prime Landlord and Sublessor, Sublessee hereby expressly agrees from and after the Commencement Date to assume, to be bound

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by, and to perform all the terms, conditions and covenants of the Prime Lease to be fulfilled, performed or observed by Sublessor with respect to the Sublease Premises and/or Sublessee’s activities in, on or around the Sublease Premises and the common areas of the Sublease Premises, except for provisions relating to the payment of rent or the initial construction of tenant improvements, and except as otherwise expressly provided in this Sublease. Sublessee shall not commit or suffer at any time any act or omission that would violate any provision of the Prime Lease. Sublessee’s obligations hereunder include any and all obligations of Sublessor, under the Prime Lease, to remove any alterations, modifications or improvements and restoring the Sublease Premises, and performing all surrender obligations of Sublessor for the Sublease Premises under the Prime Lease.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any of the following events shall constitute a “Sublessee Event of Default”:

(a) Three business days after Sublessor provides Sublessee with notice of a breach of a payment obligation hereunder, or thirty (30) days after Sublessor provides Sublessee with notice of any other breach or default, and in either case Sublessee fails to either: (i) cure any such breach by Sublessee of any representation, warranty, or covenant made in this Sublease; or (ii) perform any such obligation or observe any covenant or condition to be performed or observed on its part pursuant to this Sublease, including payment of Rent.

(b) Sublessee makes an assignment for the benefit of its creditors.

(c) Filing by or against Sublessee of a petition to have Sublessee adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Sublessee, the same is dismissed within thirty (30) days).

(d) Appointment of a trustee or receiver to take possession of substantially all of Sublessee’s assets, where possession is not restored to Sublessee within thirty (30) days.

(e) Attachment, execution or other judicial seizure of substantially all of Sublessee’s assets.

(f) Sublessee’s insolvency or admission of an inability to pay its debts as they become due.

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Any notice of default given pursuant to this Section shall be in lieu of, and not in addition to, any notice required by law or statute.

7.2 Sublessor Remedies Upon a Sublessee Event of Default. In addition to all the rights and remedies provided to Sublessor at law, in equity, or under the terms of this Sublease: (i) upon the occurrence of any Sublessee Event of Default, Sublessor shall have all of the rights and remedies with respect to such breach that are available to the Prime Landlord in the event of any breach under the Prime Lease; and (ii) as a further remedy, if Sublessee fails to perform any act on its part to be performed pursuant to the requirements of the Prime Lease or as otherwise required by this Sublease, then Sublessor may, but shall not be obligated to, fulfill such obligations of Sublessee, including entering the Sublease Premises to perform any such act, and all costs and expenses reasonably incurred by Sublessor in doing so shall be deemed Additional Rent payable by Sublessee to Sublessor within thirty (30) days after receipt of a written demand accompanied by appropriate backup.

7.3 Sublessor Events of Default. The occurrence of any of the following shall constitute a “Sublessor Event of Default”: (i) any breach of Sublessor’s warranties as set forth in Section 3.1 above; (ii) Sublessor’s failure to perform or observe any covenant or condition to be performed or complied with by Sublessor under this Sublease; or (iii) Sublessor’s default under the Prime Lease in a manner that adversely affect Sublessee’s use and occupancy of the Subleased Premises; and in either case, the failure continues for twenty (20) days after written notice by Sublessee to Sublessor, provided, however, that if the term, condition, covenant or obligation to be performed by Sublessor is of such a nature that the same cannot reasonably be performed within such twenty-day period, such default shall be deemed to have been cured if Sublessor commences such performance within said twenty day period and thereafter diligently undertakes to complete the same, provided such cure is completed within an additional twenty (20) day period. In addition to the foregoing, in the event the Sublessor Event of Default occurs as a result of the action or inaction of Prime Landlord, Sublessor shall be provided a reasonable time in which to cure such Sublessor Event of Default.

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7.4 Sublessee’s Remedies Upon Sublessor Event of Default. Upon the occurrence of any Sublessor Event of Default, in no event shall Sublessee have the right to terminate this Sublease as a result of Sublessor’s default; however, upon the occurrence of any Sublessor Event of Default under Section 7.3(iii) above, Sublessee may take any actions which Sublessee reasonably determines are the most efficient actions reasonably necessary to cure such Sublessor’s breach in a cost efficient manner that will allow Sublessee to continue to conduct its business in a reasonable and customary manner (i.e., curing Sublessor’s monetary or nonmonetary defaults), in which case, Sublessee shall be entitled to offset costs incurred in connection with such Sublessor Event of Default including interest thereon at the rate of ten percent (10%) per annum against the next installments of Rent due under this Sublease. Sublessee hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a Sublessor Event of Default.

7.5 Waivers and Limitation on Waivers. Any waivers by Sublessor or Sublessee of Sublessee or Sublessor Events of Default shall be limited to the particular Sublessee or Sublessor Event of Default so waived and shall not be deemed to waive any other Sublessee or Sublessor Event of Default nor be deemed a waiver of the same Sublessee or Sublessor Event of Default on another occasion.

7.6 Delay in Exercise of Rights. No delay or failure to exercise any right occurring upon any Sublessee or Sublessor Event of Default shall impair any such right or shall be construed to be a waiver thereof, but any such right may be exercised from time to time as often as may be deemed expedient.

7.7 Course of Dealing. No course of dealing between Sublessor and Sublessee or any failure or delay on the part of Sublessor or Sublessee in exercising any of their respective rights under this Section or under any other provisions of this Sublease shall operate as a waiver of any of their respective rights hereunder or under any other provisions of this Sublease.

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ARTICLE VIII

SUBLEASE SUBJECT TO PRIME LEASE

8.1 Subordinate to Prime Lease. This Sublease is subject and subordinate to the Prime Lease. Sublessor shall perform all obligations under the Prime Lease applicable to the Subleased Premises and shall defend, indemnify, and hold Sublessee harmless from any such obligations. If Sublessee takes any action which is prohibited by the Prime Lease, Sublessor shall so notify Sublessee of such fact, including evidence of the applicable provision of the Prime Lease, and Sublessee shall, as soon as reasonably possible, discontinue any such action.

8.2 Consent of Prime Landlord. This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublessor’s obtaining the prior written consent to this Sublease by Prime Landlord pursuant to Section 19 of the Prime Lease. Sublessee shall promptly deliver to Sublessor any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s approval of this Sublease) with respect to the nature and obligation of Sublessee’s business and/or the financial condition of Sublessee. If Prime Landlord fails to consent to this Sublease within thirty (30) days after the execution and delivery of this Sublease, Sublessee shall have the right to terminate this Sublease by giving written notice thereof to Sublessor at any time thereafter, but before the Prime Landlord grants such consent.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice which either party may or is required to give, will be given by mailing the same, postage prepaid, to Sublessee or Sublessor at the following addresses or at such other places as may be designated by either party from time to time:

To Sublessor:	Solstice Neurosciences, LLC

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Date of Plant Closing: March 31, 2015.
With a copy to:	US WorldMeds, LLC

To Sublessee

Audentes Therapeutics, Inc.

101 Montgomery Street, Suite 2650

San Francisco, ca 94104

Attn: David Nagler

Such notice or other communication may be mailed by registered mail, return receipt requested, postage prepaid and may be deposited in a post office or a depository for the receipt of mail regularly maintained by the post office. Such notices, demands or consents may also be delivered by hand, by overnight courier service or by any other method or means permitted by law. For purposes of this Sublease, notices will be deemed to have been given upon receipt if given by personal delivery or overnight courier service or three (3) days after mailing, if mailed.

9.2 Amendment. No amendment to this Sublease shall be binding upon either party hereto until such amendment is in writing and executed by both parties thereto.

9.3 Direct Lease. Sublessor shall use its commercially reasonable best efforts to assist Sublessee if Sublessee elects to enter into a new lease with the Prime Landlord, and shall work to reasonably accommodate Sublessee’s preference to execute a new lease and have a direct relationship with the Prime Landlord.

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9.4 Entire Agreement. This Sublease contains all agreements between the parties and there are no other representations, warranties, promises, agreements, or understandings, oral, written or inferred, between the parties, unless reference is made thereto in this Sublease.

9.5 Binding Effect. This Sublease shall be binding upon the parties hereto and upon their respective successors and assigns, and the words “Sublessor” and “Sublessee” shall include the parties hereto and their respective successors and assigns.

9.6 Severability. If any clause, provision, or section of this Sublease be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision, or section shall not affect any of the remaining clauses, provisions, or sections.

9.7 Captions. The captions or headings in this Sublease are for convenience of reference only and in no way define, limit, or describe the scope or intent of any provisions of this Sublease.

9.8 Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California. Any action arising hereunder or in connection herewith shall be brought only in a state or federal court of competent jurisdiction located in San Mateo County, California, Sublessor and Sublessee hereby each consenting to the jurisdiction of said courts.

9.9 Confidentiality. Sublessor and Sublessee acknowledge that the nature of each of their businesses may concern confidential and privileged information (“Confidential Information”). Sublessor and Sublessee further agree to take any and all reasonable steps for the implementation of appropriate safeguards to protect and assure the confidentiality and to prevent the unauthorized disclosure, of any Confidential Information.

9.10 Disclosure Regarding Accessibility Inspection. The Subleased Premises have not undergone an inspection by a Certified Access Specialist (“CASp”) to determine whether or not the Subleased Premises meets all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.51 et. seq.

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9.11 Energy Bills. Sublessor shall have the right to require Sublessee to provide Sublessor with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) Sublessee receives from Energy Providers relating to Sublessee’s energy use at the Premises (“Energy Bills”) within fifteen (15) business days after Sublessor’s written request.

9.12 Damage, Destruction and Condemnation. In the event of any damage, destruction or condemnation of the Subleased Premises, the terms of the Prime Lease shall govern the rights, duties and obligations of the parties.

9.13 Brokerage Commissions. The parties represent and warrant to each other that they have dealt with no brokers, finders, agents or other person in connection with the transaction contemplated hereby to whom a brokerage or other commission or fee may be payable other than Michael Davis, Colliers International and Jon Faller, Faller Real Estate. Each party shall indemnify, defend and hold the other harmless from any claims arising from any breach by the indemnifying party of the representation and warranty in this Section 9.13.

9.14 Counterparts and Electronic Signatures. This Sublease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A copy of a signature received through telefax transmission or other electronic means (including files in Adobe .pdf or similar format) shall bind the party whose signature is so received, and shall be considered for all purposes, as if such signature were an original.

[Remainder of page left intentionally blank; signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed on the day and year first above written.

SUBLESSOR:

Solstice Neurosciences, LLC, a Delaware limited liability company

By:	/s/ P.B. Jones

Name:	P.B. Jones

Title:	CEO

SUBLESSEE:

Audentes Therapeutics, Inc., a Delaware corporation

By:	/s/ Matthew R Patterson

Name:	Matthew R Patterson

Title:	President and CEO

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EXHIBIT A

[See Attached Plan of Subleased Premises]

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EXHIBIT B

[See Attached Copy of Prime Lease]

NET COMMERCIAL LEASE

JOHN C. NICKEL, Lessor

ATHENA NEUROSCIENCES, INC., Lessee

528 ECCLES AVENUE, SOUTH SAN FRANCISCO

NET COMMERCIAL LEASE

TABLE OF CONTENTS

1.	Definitions	1

2.	Term; Delivery of Possession	3

3.	Rent and General Provisions Regarding Payments	4

4.	Offer of New Space in Building	6

5.	Use	6

6.	Security Deposit	8

7.	Option to Extend Term	9

8.	Limitations on Use	13

9.	Personal Property Taxes	19

10.	Taxes Payable by Lessee	19

11.	Repairs	22

12.	Alterations	25

13.	Utilities and Services	27

14.	Exculpation of Lessor	28

15.	Indemnity	28

16.	Insurance	28

17.	Destruction	31

18.	Condemnation – Definitions	33

19.	Assignment and Subletting	36

20.	Lessee’s Default	43

21.	Lessor’s Remedies	44

22.	Lessor’s Default	47

23.	Limitation of Lessor’s Liability	48

24.	Lessor’s Entry on Premises	48

25.	Subordination	49

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26.	Rights to Estoppel Certificate	50

27.	Notice	50

28.	Waiver	51

29.	Right to Purchase Building	52

30.	Sale of Building	54

31.	Attorney’s Fees	55

32.	Surrender of Premises	55

33.	Holding Over	56

34.	Consent of Parties	57

35.	Time of Essence	57

36.	Successors and Assigns	57

37.	Covenants and Assigns	57

38.	California Law	57

39.	Captions	57

40.	Number	57

41.	Joint and Several Obligations	57

42.	Corporate Authority	57

43.	Complete Agreement	58

44.	Real Estate Brokers	58

45.	Recording	58

46.	Counterparts	59

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NET COMMERCIAL LEASE

This Lease dated May 22, 1997, for reference purposes only, is by and between JOHN C. NICKEL (“Lessor”) and ATHENA NEUROSCIENCES, INC., a Delaware corporation (“Lessee”).

IT IS HEREBY AGREED:

Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises described in paragraph 1 below for the terms, and subject to the covenants, agreements and conditions hereinafter set forth. Lessee and Lessor covenants as a material part of the consideration for this Lease to keep and perform all said covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.

1. Definitions. Unless the context otherwise specifies or requires, the following terms shall have the following meanings:

A. Building. The term “Building” shall mean the land and other real property and improvements located in 526-534 Eccles Avenue, South San Francisco, California, the surrounding grounds and parking and driveway areas, including the easement driveway area as more particularly depicted on Exhibit A attached hereto and incorporated herein by this reference.

B. Premises. The term “Premises” shall mean that section of the Building shown as the cross-hatched area on Exhibit A, commonly referred to as 528 Eccles Avenue, consisting of 21,960 square feet.

C. Lessee’s Percentage Share. The term “Lessee’s Percentage Share”, except when said term refers to the cost of maintaining the easement roadway, shall mean twenty and 14/100 percent (20.14%). Lessor and Lessee acknowledge that Lessee’s Percentage Share, except when said term refers to the cost of maintaining the easement roadway, has been obtained by dividing the net rental area of the Premises, which Lessor and Lessee agree is 21,960 square feet, by the total net rental area of the Building, which Lessor and Lessee agree is 109,056 square feet, and multiplying such quotient by 100.

D. Lessee’s Percentage Share of Easement Roadway. The term “Lessee’s Percentage Share”, when said term refers to the cost of maintaining the easement roadway, shall mean eleven and 69/100 percent (11.69%). Lessor and Lessee acknowledge that Lessee’s Percentage Share, when said term refers to the cost of maintaining the easement roadway, has been obtained by dividing the net rental area of the Premises, which Lessor and Lessee agree is 21,960 square feet, by the total square footage of the two buildings which use the easement roadway (the Building and 546 Eccles Avenue, South San Francisco, CA), which Lessor and Lessee agree is 187,788, and multiplying such quotient by 100.

E. Common Area Maintenance and Repair Costs. The term “Common Area Maintenance and Repair Costs” shall mean all costs of maintaining and repairing, including the cost of any maintenance or service contract, the Building’s water, sewer, ventilating and air-conditioning systems (unless such system only serves the Premises, or any part thereof, in which event Lessee shall maintain said system), common entryways, doors and passage ways, plumbing and sewer lines which extend from the Premises, the grounds surrounding the Building and the driveways (including landscaping whether located adjacent to the Building or elsewhere on the parcel on which the Building is located), parking areas, driveways, the easement roadway or driveway, fences, the drain and gutter pipes at the roof level, and all other common areas. Such term shall also include the cost of washing the exterior walls or painting or repairing such walls for the purpose of removing any graffiti which may appear thereon. Such term shall also include the cost of any needed replacements of such equipment or systems or any other replacements or capital improvements. Such capital costs shall be amortized over the useful life of the improvement, which Lessor shall determine in his sole discretion, together with interest on the unamortized balance at the rate of ten (10%) per annum if Lessor has used his own funds or the interest rate as may have been paid by Lessor on funds borrowed for the purpose of constructing or installing such replacements or improvements. Lessor agrees that he will not collect or be entitled to collect Common Area Maintenance and Repair Costs from all of its tenants in the Building in an amount which is in excess of one hundred percent (100%) of the Common Area Maintenance and Repair Costs actually paid by Lessor in connection with the operation of the Building and the surrounding areas and grounds.

2. Term; Delivery of Possession.

A. Except as otherwise provided in this Lease, the term of this Lease for the rental of the Premises shall commence on May 21, 1997, or on such later date as possession of the Premises is delivered to Lessee (“Lease Commencement Date”), and, unless sooner terminated, as hereinafter provided, shall end ten years following such date.

B. Lessor shall deliver possession of the Premises to Lessee on the Lease Commencement Date. If Lessor, for any reason whatsoever, cannot deliver possession of the Premises on the Lease Commencement Date, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom. Notwithstanding the foregoing, if possession of the Premises has not been delivered to Lessee on or before June 3, 1997, Lessee at any time thereafter, but prior to the delivery of possession, may terminate this Lease by notice to Lessor, and Lessor and Lessee shall thereupon be released from all obligations under this Lease and Lessor shall return to Lessee all amounts previously paid to Lessor by Lessee hereunder.

C. The words “delivery of possession” or “deliver possession,” or similar combination of words, for purposes of this Lease shall mean the day on which Lessor notifies Lessee that the Premises are ready for Lessee’s occupancy. The failure, however, of Lessor to so notify Lessee shall not constitute a default hereunder by Lessor.

3. Rent and General Provisions Regarding Payments.

A. Lessee shall pay to Lessor the following sums of money (“Base Monthly Rent”) in advance, no later than the first day of each month, for the rental of the Premises commencing on the Lease Commencement Date:

(1) Months 1 through 30 inclusive: $10,760.40 per month;

(2) Months 31 through 60 inclusive: $11,858.40 per month;

(3) Months 61 through 90 inclusive: $13,176.00 per month; and

(4) Months 91 through 120 inclusive: $14,493.60 per month.

B. If the term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, all rent due for such fractional month or months shall be appropriately prorated based on a 30-day month.

C. All payments of Base Monthly Rent and all other sums due to be paid by Lessee to Lessor under this Lease, all of which is sometimes collectively referred to as “rent”, shall be paid to Lessor, without prior demand, prior notice, deduction or offset, in lawful money of the United States of America at Lessor’s address for notices hereunder (or to such other person or at such other place as Lessor may from time to time designate in writing). All rent, if not received by Lessor at said address within five calendar days of the date the payment is due, shall bear interest, from the due date until so received, at the rate of ten percent (10%) per annum. Lessee shall pay to Lessor the sum of Twenty Dollars ($20.00) for each check tendered by Lessee which is not honored for payment by Lessee’s bank for whatever reason and the statutory penalties if Lessor elects to pursue said remedy. In addition, Lessee shall pay to Lessor a late charge of ten percent (10%) of the total amount of the payment due for each payment of Base Monthly Rent or other sum due pursuant to this Lease if said sum is not received by Lessor within five calendar days of the date the payment is due. Lessor and Lessee agree that Lessor will incur damages and expenses on account of any such late payment, including but not limited to added staff time to collect the sums due, accounting and legal expenses and interest or other charges, and that the amount of such damages and expenses will be extremely difficult and impractical to ascertain. Accordingly, the parties agree that the ten percent (10%) late charge is a reasonable estimate of said expenses and damages.

D. All sums received by Lessor from Lessee shall be applied first to the oldest outstanding monetary obligation owed by Lessee to Lessor and any other designation of the manner in which said payment is to be applied by Lessee shall be void and of no effect.

4. Offer of New Space in Building. Lessor shall have the right, at his election, to lease any unleased portion of the Building or any portion thereof to any third party, on terms and conditions acceptable to Lessor at his sole discretion. Lessor agrees, however, to give to Lessee any listing information for any such space at least five calendar days prior to releasing such listing information to the brokerage community or the public and to give to Lessee a complete copy of any unsolicited offers to lease any such space received by Lessor at least one full business day prior to Lessor responding to said offer. Nothing, however contained herein should be construed as the grant of an option or a right of first refusal to lease any such space.

5. Use. The Premises shall be used exclusively for the research, development and manufacture of botulinum toxin pharmaceutical products for use in the treatment of neurological diseases and conditions, and directly related activities and related office uses and no other purpose, without the prior written consent of Lessor which consent shall not be unreasonably withheld, conditioned or delayed. Said permitted use is expressly conditioned upon Lessee obtaining and maintaining throughout the term of this Lease and any extension thereof all necessary approvals from, and giving notice to, the United States Food and Drug Administration (“FDA”) which are required for the activities being undertaken by Lessee in the Premises, and Lessee obtaining and maintaining throughout the term of this Lease and any extension thereof all such other approvals from, and giving notices to, the FDA and any other governmental agency which has or may have jurisdiction over such activities which are required from time to time during the term of this Lease and any extension thereof in connection therewith. Lessor’s approval of any other use of the Premises, including research regarding any other substance or the manufacture of any other drug or biologic product, may be conditioned upon Lessee fully disclosing the nature of any other research or manufacturing activity and Lessee obtaining all necessary approvals and permits for such new use. Lessor’s consent may be denied, and such denial will be deemed to be reasonable, if Lessor determines in Lessor’s solo discretion that the proposed use will materially increase Lessor’s risks of loss or liability above those risks of loss or liabilities resulting from Lessee’s permitted use of the Premises, including, but not limited to, risk of contamination of the Building or any part thereof or risk of adverse health consequences to any person who might enter the Building or the Premises, with or from any substance that reasonably could be determined either to cause significant adverse health consequences or to interfere substantially with the operation of any other tenant in the Building.

In connection with Lessee’s use of the Premises, Lessee shall have (a) the exclusive use of those twenty (20) parking spaces designated on Exhibit A so long as Lessee abides by all reasonable rules and regulations promulgated by Lessor regarding such use and (b) the non-exclusive use of the common areas of the Building.

6. Security Deposit. On or before the date when Lessee signs this Lease, Lessee shall deposit with Lessor the sum of $11,000.00 as a Security Deposit. The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the provisions of this Lease to be performed or observed by Lessee. No portion of the Security Deposit may be used for any monetary obligation owed by Lessee during the term of this Lease and any extension thereof, particularly the rental for the last month of the term of this Lease or any extension thereof. If Lessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of the Security Deposit for the payment of said obligation or of any other sum to which Lessor may become obligated by reason of Lessee’s default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessor so uses or applies all or any portion of the Security Deposit during the term hereof or any extension, Lessee shall within fifteen (15) days after demand therefor deposit cash with Lessor in an amount sufficient to restore the Security Deposit to the full amount thereof. Lessee’s failure to do so shall be deemed a failure to pay rent and shall constitute a material breach of this Lease. Lessor shall not be required to keep the Security Deposit separate from his general accounts. If Lessee performs all of Lessee’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Lessor, shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest hereunder) within a reasonable time after the expiration of the term hereof and after Lessee has vacated the Premises and they are returned to Lessor in the condition in which they are obliged to be returned to Lessor, whichever is later. No trust relationship is created herein between Lessor and Lessee with respect to the Security Deposit.

7. Option to Extend Term. Lessor hereby grants to Lessee options (the “Options”) to extend the term of this Lease for two five (5) year terms (the “Extension Periods”). The first Extension Period (the “First Extension Period”) shall commence upon the expiration of the initial term hereof and the second Extension Period (the “Second Extension Period”) shall commence upon the expiration of the First Extension Period. The terms and conditions of the Options are as follows.

A. Exercise of Options. The Options shall be exercised by Lessee giving to Lessor written notice of such exercise at least one hundred fifty (150) days prior to the expiration of the original term as to the First Extension Period and at least one hundred fifty (150) days prior to the expiration of the First Extension Period as to the Second Extension Period.

B. Terms and Conditions. All terms and conditions of this Lease shall continue to be binding upon Lessor and Lessee during the First Extension Period and the Second Extension Period except that the Base Monthly Rent during each Extension Period shall be at ninety-five percent (95%) of the fair market rent (as defined below), which fair market rent shall be determined as follows:

(1) Within thirty (30) days after the date on which Lessee exercises either option (‘‘Exercise Date”), the parties shall negotiate in good faith and attempt to agree on the amount of Base Monthly Rent to be paid during the corresponding Extension Period. If the parties fail to agree during said time period on the amount of Base Monthly Rent to be paid, then the following process shall be followed.

(2) Within forty-five (45) days after the Exercise Date, each party shall designate one representative who shall be a licensed California real estate agent in good standing, actively engaged in the sale and leasing of properties comparable to the Building in the northern San Mateo County market area and who has been so engaged for at least five (5) years prior to the date on which he/she is designated as a representative of Lessor or Lessee. These representatives shall within sixty-five (65) days after the Exercise Date select a third person (the “neutral representative”) who possesses the same minimum qualifications as the representatives. Thereafter and before the expiration of the ninetieth (90th) day after the Exercise Date, the representatives shall appraise the Premises and meet and confer. If two of the representatives agree as to the amount of the fair market rent, then the amount equal to ninety-five percent (95%) of their determination shall be the Base Monthly Rent for the Extension

Period for which the services of the representatives were secured. If no two representatives can agree as to the amount of the fair market rent for the subject Extension Period, the fair market rent shall be established by the appraisal of the neutral representative acting alone and the amount equal to ninety-five percent (95%) of the neutral representative’s determination of the amount of the fair market rent shall be accepted as the amount of the Base Monthly Rent for the subject Extension Period. Each party shall pay the cost of its representative and shall share equally the cost of the neutral representative. If either party fails to designate a representative ready, willing and be able to serve in the just described rent setting process, or fails promptly to appoint a successor if there is an inability to serve, within the time deadlines set forth above, said party shall forfeit and waive the right to have a representative participate in the just described rent setting process and the rent shall be set according to the appraisal of the other party’s representative.

(3) As used in this Lease, the term “fair market rent” with respect to each Extension Period shall mean the monthly amount (determined by reference to the market for comparable buildings in the northern San Mateo County area) that a willing landlord would offer and a willing tenant would accept, as of the first day of such Extension Period, in an arm’s-length transaction for a lease of the Premises (i) for use as warehouse space and without regard to Lessee’s permitted use of the Premises, (ii) commencing on first day of such Extension Period, (iii) with or without right of renewal (as the case may be), (iv) without considering the value of tenant improvements constructed by Tenant (including, without limitation, seismic improvements to the Building, the heating, ventilation and air conditioning systems and equipment installed by Lessee and the increased electrical systems, equipment and capacity installed by Lessee), and (v) otherwise on all of the terms and conditions of this Lease. In determining fair market rent, there shall be taken into consideration the rental rate for leases of warehouse space in comparable buildings in the northern San Mateo County market area and the location of the Premises.

C. Option Not Assignable Separate From Lease. The Options herein granted to Lessee are not assignable separate and apart from this Lease and may not be exercised in the event of an assignment of the Lease by anyone other than the successors or assigns of Lessee.

D. Effect of Events of Default on Option(s). Lessee shall have no right to exercise either option, notwithstanding any provision in the grant of option to the contrary, if an Event of Default as defined in paragraphs 20.A and 20.B (with the exception of any payment due from Lessee for Lessee’s Percentage Share of Common Area Maintenance and Repair costs) occurs on ten separate occasions during the term of this Lease with respect to the First Extension Period or during the term of this Lease as extended by the First Extension Period with respect to the Second Extension Period. All rights of Lessee under the provisions granting the options shall terminate and be of no further force and effect if after Lessee has exercised an option and before the term of that Extension Period has begun, a tenth Event of Default as defined in paragraphs 20.A and 20.B, (with the exception of the payment of Lessee’s Percentage Share of Common Area Maintenance and Repair

Costs) occurs. The termination of the option for the First Extension Period automatically terminates the Option for the Second Extension Period. The parties expressly agree that Lessor’s grant of the options to extend the term of this Lease for the two Extension Periods was given in consideration of Lessee’s payment when due of all of Base Monthly Rent, Lessee’s Percentage Share of real property taxes and Lessee’s Percentage Share of insurance premiums undertaken by Lessee under this Lease. Said consideration will be deemed to have failed on the tenth time when Lessee has failed to pay when due Base Monthly Rent, Lessee’s Percentage Share of real property taxes or Lessee’s Percentage Share of insurance premiums. The loss of any such options pursuant to this paragraph shall not be considered to be a forfeiture voidable at the request of Lessee.

8. Limitations on Use. Lessee’s use of the Premises shall be in accordance with the following:

A. Cancellation of insurance; increase in insurance rates. Lessee shall not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance described in paragraph 16 (excluding earthquake insurance). If the rate of any insurance carried by Lessor is increased primarily as a result of any activity of Lessee at the Premises, or if any lender to Lessor shall require Lessor to carry additional insurance as a result of any activity of Lessee at the Premises, Lessor shall notify Lessee of said event at least twenty (20) days prior to the date on which such premium is due and Lessee shall pay a sum equal to the total difference, between the original premium and the increased premium to Lessor within ten (10) days before the date

Lessor is obligated to pay said premium on the insurance. If Lessee should so request, Lessor shall deliver to Lessee a certified statement from Lessor’s insurance carrier or lender stating that the rate increase or requirement of additional insurance was caused primarily by an activity of Lessee on the Premises.

B. Compliance with Laws. Lessee shall at Lessee’s solo cost and expense comply with all laws, governmental regulations and restrictions of record concerning the Premises or Lessee’s use of the Premises, including without limitation, the obligation at Lessee’s cost to alter, maintain, or restore the Premises in compliance and conformity with all laws and governmental requirements relating to the condition, use, or occupancy of the Premises during the term of this Lease or any extension thereof, whether foreseen or unforeseen, regardless of the cost, and regardless of when during the term the work is required, including, without limitation, the Federal Americans With Disabilities Act, California Title 24 (the California Building Code), and all laws regulating the production of pharmaceuticals or drugs and regulations issued by the FDA or any other governmental agency with jurisdiction with respect thereto.

C. Limits on Hazardous Materials. Lessee shall not store, or permit the storage, or use, or permit the use, of hazardous materials in such a manner which would result in contamination, in violation of any law or regulation, described in paragraph 8.c.(1) below, of the Building, the Premises, or the surrounding soil or air, or cause a substantial risk of fire, explosion, or release of noxious or corrosive fumes in or about the

Premises or the Building or within fifty (50) feet thereof, or conduct, or permit to be conducted, any hazardous activities which would involve contamination of the Building, Premises or surrounding soil or air in violation of any law or regulation described in paragraph 8.C. (1) below, or cause a substantial risk of fire, explosion, flood or noxious or corrosive fumes in or about the Premises or Building or within fifty (50) feet thereof or endanger the good health of any occupant or invitee to the Building or Premises. In addition to, and not by way of limitation of, Lessee’s obligations set forth in this Lease, Lessee shall at all times comply with all local, state and national laws regarding the manufacture, transportation, storage, use and disposal of all hazardous materials.

(1) As used in this Lease, the term “hazardous material(s)” shall Include the following: any substance or material defined as “hazardous” or “toxic” by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), as amended from time to time; the Hazardous Materials Transportation Act (42 U.S.C. Section 1801 et. seq.), as amended from time to time; the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), as amended from time to time; the Hazardous Waste Control Law, California Health & Safety Code Section 25100 et. seq., as amended from time to time; the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended from time to time; any rules and regulations promulgated under the foregoing statutes; rules and regulations of the Environmental Protection Agency, the California Water Quality Control Board, the Department of Labor, the California Department

of Industrial Relations, the Department of Transportation, the Department of Agriculture, the Consumer Product Safety Commission, the Department of Health and Human Services, the FDA or any other governmental agency now or hereafter authorized to regulate or protect the environment or human health or safety; and any other federal, state, or local law, statute, ordinance, or regulation now in effect or later enacted to protect the environment or human health or safety.

(2) Lessee shall keep adequate records to demonstrate that all hazardous materials are being properly handled, used, stored, transported and disposed of in accordance with all applicable laws and regulations and shall make said records available to Lessor promptly after receiving a request therefor from Lessor. Lessor shall have the right to appoint a consultant to conduct an investigation to determine whether hazardous materials have been released in such a manner as would violate applicable laws and regulations, provided, however, that the cost of hiring any such consultant shall not be a part of Common Area Maintenance and Repair Costs.

(3) Without limiting the applicability of any other indemnity provision of this Lease, Lessee shall indemnify, defend and hold Lessor harmless from all costs, expenses and liabilities, including reasonable attorneys fees as incurred by Lessor arising from any violation by Lessee of the provisions of this paragraph 8.C.

(4) Without limiting the foregoing, in the event hazardous materials brought onto the Premises by Lessee result in contamination of the Building, the Premises or any air, water or soil in or about the Building or the Premises in violation of any law or regulation described in paragraph 8.C.(1), Lessee shall, at its sole cost, promptly take all actions necessary to bring the Premises and/or the Building into compliance with all laws and regulations described in paragraph 8.C.(1). Any remedial action or disposal shall be undertaken in accordance with all applicable laws and regulations.

(5) Lessee shall immediately notify Lessor in writing of any discovery by Lessee, its agents or employees, of the release of any hazardous material onto the Premises or the Building and transmit to Lessor copies of all non-routine reports from any governmental agency having jurisdiction over any activity of Lessee in the premises regarding any violations or suspected violations of any laws or regulations governing Lessee’s use of and activities within the Premises. Lessee shall furthermore immediately notify in writing Lessor of any non-routine inquiry, test, investigation or enforcement proceeding by or against Lessee or the Premises concerning a hazardous material (a “Proceeding”). Lessee shall transmit to Lessor copies of any reports from any governmental agency having jurisdiction in connection with any such Proceeding to the extent such reports are not subject to either the attorney work product or attorney-client privileges. Lessee agrees that Lessor, as owner of the Building, shall have the right to take such actions as Lessor believes are necessary to protect his interest in the Building with respect to any such Proceeding so long as such actions do not interfere with any actions Lessee may take with respect to such Proceeding (including, without limitation, Lessee’s negotiations regarding, or resolution, settlement, defense or appeal of, any such Proceeding); provided, however, the foregoing shall not permit Lessor to take any action on Lessee’s behalf or to participate in, approve or disapprove of, or control any actions that Lessee may elect to take with respect to any such Proceeding.

D. Waste; Nuisance. Lessee shall not use the Premises in any manner that will constitute waste or nuisance (including, without limitation, the use of loudspeakers or sound or light apparatus that can be heard or seen outside the Premises, or the emission of noxious odors) or interference with use or access of other tenants in the Building or of owners or occupants of adjacent properties. In the event any use of the Premises by Lessee attracts the attention of the public and the public enters or attempts to enter the Premises, the Building or the grounds surrounding the Building in a manner that would, if done by Lessee or any of Lessee’s invitees, violate the provisions of subparagraph E below, Lessee shall take all reasonable steps to abate such activities which shall be deemed to be a “nuisance” and Lessor shall allow Lessee a reasonable time to address such issues and take corrective measures. If, however, it becomes necessary for Lessor to take any action to insure that ingress and egress roadways to the Building are not blocked from a cause directly related to the activities of Lessee in the Premises, the cost of such action, including Lessor’s attorneys fees and costs, shall be reimbursed by Lessee to Lessor within 15 days of Lessor giving Lessee notice of the amount paid by Lessor to abate such nuisance.

E. Compliance with Rules Issued by Lessor. Lessee shall not use the driveway (s) so as to impede any ingress or egress by other vehicles, and shall park all vehicles only in areas designated for such vehicles. Lessee shall also comply with all reasonable rules which have been or which way hereinafter be promulgated by Lessor regarding the use of the driveways and parking areas provided Lessor has delivered a copy of any such rule which Lessor intends to enforce. Lessee hereby consents to Lessor towing any such vehicles which do not comply with this paragraph or the just described rules. Lessee shall also refrain from storing any property on the grounds surrounding the Premises or on driveways or parking areas or allowing the use of any such grounds except as means for ingress and egress from the Premises or the Building.

9. Personal Property Taxes. Lessee shall pay or contest before delinquency all taxes, assessments, license fees and other charges that are levied and assessed against Lessee’s personal property installed or located in or on the Premises, and that become payable during the term. On demand by Lessor, Lessee shall furnish Lessor with satisfactory evidence of these payments.

10. Taxes Payable by Lessee.

A. Lessee shall pay to Lessor in accordance with paragraph 10.C, Lessee’s Percentage Share of all taxes, assessments and other governmental levies and charges of any kind or nature which at any time during the term of this Lease or any extension thereof may be assessed, levied or imposed by a governmental authority upon or with respect to the Premises or any part thereof (including any personal property located therein), or with respect to the conduct of the business therein, or any use or occupancy thereof, or with respect to the ownership by Lessor of the Premises, without regard to the person, firm or corporation against which any such taxes may be assessed. It is intended that the taxes to be paid by Lessee hereunder shall include (without limitation) (i) any real or personal property (except taxes levied on personal property belonging to other tenants in the Building) taxes and any special and general assessments assessed against Lessor or the Premises to the extent that they are based upon or measured by the size or value of the Premises; (ii) in lieu of, or in substitution for, or in addition to, any real or personal property taxes on the Premises; (iii) taxes upon the gross or net rental income of Lessor (or otherwise measured by rental income) derived from the Premises (including, without limitation, any excise tax); and (iv) any increase in any of the foregoing described taxes which may occur on any account of a change in use of the Premises by Lessee, the execution of this Lease by the parties, or any subsequent sale or lease of the Building by Lessor. Nothing contained in this Lease, however, shall require Lessee to pay any interest, penalties or premiums on any such amount unless imposed as a result of Lessee’s default in payment, or any estate, inheritance, succession, capital levy, or income tax of Lessor.

B. Lessee’s liability hereunder to pay any tax shall be prorated on a daily basis to account for any fractional portion of a tax period included in the term of this Lease or any extension thereof at its commencement and expiration.

C. Lessor shall notify Lessee, at least thirty (30) days before any taxes must be paid without incurring a penalty, of Lessee’s Percentage Share of the real property taxes and any other taxes described above in paragraph 10.A and whether Lessor has elected to pay said taxes in the permitted installments or in one lump sum prior to the date on which the first installment in due. Such notice shall include a complete copy of the applicable tax bills. Lessee shall pay Lessee’s Percentage Share of said taxes as shown in Lessor’s notice at least ten (10) days prior to the date said taxes must be paid without incurring a penalty. If Lessee is given at least thirty (30) days notice prior to the date on which said taxes must be paid without incurring a penalty and Lessee fails to pay the sums required within ten (10) days of the date of the notice, Lessee shall pay to Lessor, as additional rent, all interest and penalties assessed by the taxing authority if Lessor has failed to make the timely payment of said taxes, in addition to the late charge provided for in paragraph 3.

D. Lessor shall pay before execution on any tax lien all real property taxes due for the Building.

E. Lessee at its cost shall have the right, at any time, to seek a reduction in the assessed valuation of the Building or to contest any real property taxes that are to be paid by Lessee, but any such contest or action shall not relieve Lessee of the obligation on the part of Lessee to pay Lessee’s Percentage Share of said taxes to Lessor when due. Lessor shall not be required to join in any proceeding or contest brought by Lessee, although said proceedings may be brought in the name of Lessor provided that Lessor does not have to appear personally or bear any cost. Lessor shall cooperate in such efforts by Lessee by providing to any consultant hired by Lessee (and not directly to Lessee or any of its employees or Directors) and who agrees to keep said information confidential in a manner determined by Lessor, reasonable information regarding the Building and its income so that such a contest or action way be prosecuted. If Lessee, its consultant, and Lessor cannot agree as to the information to be provided, Lessor shall be relieved of his obligation to provide any such information to Lessee.

11. Repairs.

A. Lessee’s Responsibilities.

(1) On the Lease Commencement Date, Lessor shall deliver possession of the Premises to Lessee broom swept, free of debris, and with a working light bulb in each light fixture. Lessee shall, at all times during the term hereof, and at Lessee’s sole cost and expense, keep the Premises and every part thereof in good condition and repair, ordinary wear and tear, damage by fire, earthquake, or act of God excepted, Lessee hereby waiving all rights to make repairs at the expense of Lessor or in lieu thereof to vacate the Premises as provided by California Civil Code Section 1942 or any other law, statute or ordinance now or hereafter in effect. Said obligation on the part of Lessee includes, but is not limited to, maintaining, repairing and/or replacing internal columns, windows, fixtures, and the plumbing, electrical, and heating, ventilating and air-conditioning systems located in the Premises (whether or not the damaged portion of the Premises or the means of repairing the same are reasonably or readily accessible to Lessee and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises).

(2) Lessee shall at the end of the term hereof surrender to Lessor the Premises and all alterations, additions and improvements thereto, pursuant to the provisions of paragraph 12,

in the same condition as when received, ordinary wear and tear and damage by fire, earthquake, or act of God excepted, but including, without limitation, replacement of burnt-out lamps and ballasts and all interior walls in good repair. Except as provided in paragraph 11.B, Lessor has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof. No representations respecting the condition of the Premises or the Building have been made by Lessor to Lessee, except as specifically herein set forth.

(3) Lessee shall pay to Lessor Lessee’s Percentage Share of Common Area Maintenance and Repair Costs as additional rent during the term of this Lease or any extension thereof as additional rent hereunder within ten (10) days of receiving a written notification from Lessor of Lessee’s Percentage Share of said costs. Lessor shall provide Lessee with copies of all invoices which support all charges for common Area Maintenance and Repair Costs. If any such billing from Lessor to Lessee exceeds $1500 in any one calendar quarter, Lessee may have forty-five (45) days from Lessor’s notice to pay any amounts in excess of $1500.

B. Lessor’s Responsibilities.

(1) Lessor shall at Lessor’s expense maintain the foundation, exterior walls and roof of the Building in which the Premises are located in good condition and repair. Lessor shall have no obligation to make repairs under this paragraph 11.B. until a reasonable time after receipt of written notice of the need for such repairs from Lessee. The parties acknowledge that Lessee prior to the Lease Commencement Date had the roof of the Building inspected and received a report describing the condition of the roof. Lessee accepts the condition of the roof as disclosed in the report as being in good condition and repair.

(2) Lessor, at Lessee’s expense pursuant to the provisions of paragraph 11.A.(3), shall maintain and repair all common areas (including lobbies and passage ways), grounds (including landscaping, parking areas, driveways and fences), drain pipes from the roof or other structures appurtenant thereto, any utility systems or services or portions thereof which serve the Building as well as the Premises and any damage caused by vandalism to the roof or exterior walls. If Lessee damages the internal columns in the Premises and fails within fifteen (15) days of notice from Lessor to commence the repair/replacement of said columns, Lessor at Lessor’s option may enter the Premises and cause said repairs to be made. Lessee shall reimburse Lessor for the full cost of said repairs to the columns in the Premises within ten (10) days of being given written notice by Lessor of the amount of said repairs, together with invoices, bills and other reasonably satisfactory evidence of such costs:

(3) Lessor shall deliver the Premises to Lessee clean and free of debris.

(4) As of the Lease Commencement Date, Lessor hereby represents to Lessee that Lessor has no actual knowledge that the Building or any part thereof is in violation of any applicable building codes or any other applicable laws, rules or regulations, including, without limitation, the Americans with Disabilities Act and the laws described in paragraph 8.C.(1). In addition, Lessor further represents to Lessee that as of the Lease Commencement Date Lessor has not received any written notification that the Building or the Premises violated any laws or regulations which violations remained uncured.

12. Alterations.

A. Lessee shall not wake any alterations or additions to the Premises without first delivering to Lessor a copy of all plans and specifications for such alterations or additions and obtaining Lessor’s prior written consent, which consent shall not be unreasonably withheld or conditioned. Lessor agrees to provide notice of its decision to Lessee within 20 days after Lessor has received all plans and specifications required to be delivered by Lessee to Lessor and upon which a decision is to be made. Lessor’s failure to deliver to Lessee notice withholding Lessor’s consent thereto or requesting additional information within the 20 day period shall be deemed Lessor’s granting of consent. Notwithstanding the foregoing, subject to Lessee’s compliance with the other requirements of this paragraph 12, Lessor hereby consents to Lessee making its initial tenant improvements to the Premises provided Lessee delivers to Lessor, within 30 days of Lessee’s receipt of such documents, copies of all government approvals and permits, plans, specifications and the Certificate of Final Completion and Occupancy or its equivalent. In addition, after the completion of the alterations and additions to the Premises in connection with Lessee’s initial occupation of the Premises, Lessee shall have the right, without Lessor’s consent, to make non-structural alterations and additions to the Premises, provided that the aggregate cost of such alterations and additions made without consent shall not exceed $500,000 over the term of this Lease and no one alteration or addition shall cost more than $50,000. Any permitted alterations or additions, other than Lessee’s equipment and trade fixtures, shall remain on and be surrendered with the Premises on expiration or termination of the term or any extension thereof, unless Lessor elects to require Lessee to remove all of its alterations or additions that Lessee has made to the Premises, in which event Lessee shall remove all such alterations or additions at its sale cost shall restore the Premises to the condition when received by Lessee on the Lease Commencement Date, ordinary wear and tear and damage by fire, earthquake, or act of God excepted. If Lessee fails to so restore and to remove such alterations and additions and its equipment and trade fixtures from the Premises and Lessor incurs costs to restore the Premises or to remove additions or alteration made by Lessee or Lessee’s equipment and trade fixtures and to remove any hazardous materials as defined in paragraph 8.C.(1) of this Lease and remediate any contamination as required by paragraph 8.C.(4) of this Lease, Lessee shall reimburse Lessor for all such costs incurred and shall also reimburse Lessor for the Base Monthly Rent prorated for each day after the expiration of the term that Lessor must occupy the Premises for the purpose of removing Lessee’s alterations, additions, equipment and trade fixtures or making repairs.

B. If Lessee makes any alterations or additions to the Premises as provided in this paragraph 12, the alterations or additions shall not be commenced until five (5) business days after Lessor has received written notice from Lessee stating the date the installation of the alterations or additions is to commence so that Lessor may post and record an appropriate notice(s) of non-responsibility.

C. Lessee’s right to make additions and alterations, and the consent of Lessor given as set forth or required by this paragraph 12, shall be deemed conditioned upon Lessee’s acquiring every permit required to make such alterations, additions or improvements from all governmental agencies whose approval is required. Lessee shall furnish a copy of each and every permit to Lessor prior to beginning any such work and shall complete said work according to applicable building codes and other applicable governmental regulations and permitting requirements in a worker-like and expeditious manner.

D. Lessee shall pay all costs for any and all alterations or additions done by it or caused to be done by it on the Premises as permitted by this Lease. Lessor shall have no obligation or responsibility to make any alterations or improvements to the Premises, except as specifically provided in this Lease. Lessee shall keep the Premises free and clear of all mechanics’ liens resulting from any alterations or additions done by or for Lessee. Lessee shall have the right to contest the correctness or the validity of any such lien if, immediately on demand by Lessor, Lessee procures and records a lien release bond issued by a corporation authorized to issue surety bonds in California in an amount equal to one and one-half times the amount of the claim of lien. The bond shall meet the requirements of Civil Code Section 3143 and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the action).

13. Utilities and Services. Lessee shall make all arrangements for and pay for all utilities and services furnished to or used by it at or about the Premises, including, without limitation, gas, electricity, water, telephone service, meter fees, and trash collection, and for all connection charges.

14. Exculpation of Lessor. Lessor shall not be liable to Lessee for any damage to Lessee or Lessee’s property from any cause. Lessee waives all claims against Lessor for damage to person or property arising in any manner and for any reason, except that Lessor shall be liable to Lessee for damage to Lessee resulting from the willful misconduct or neglect of Lessor or its authorized representatives.

15. Indemnity. Lessee shall indemnify, defend and hold Lessor, his agents, assigns, employees and contractors, harmless from all damages arising out of any damage to any person or property occurring in or about the Premises during the term of this Lease or any extension thereof and from all claims arising from the business of Lessee or its use and occupancy of the Premises, except that Lessor shall be liable to Lessee for damage resulting from the willful misconduct or neglect of Lessor or his authorized representatives. Lessor shall hold Lessee harmless from all liability arising out of any such damage. A party’s obligation under this paragraph to indemnify and hold the other party harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the party being indemnified.

16. Insurance.

A. Lessee’s Liability Insurance. At all times during the term of this Lease or any extension thereof, Lessee shall, at its sole expense, maintain insurance coverage of the following types and amounts: primary commercial general liability insurance, including coverage for Bodily Injury, Property Damage, and Personal Injury. Said insurance shall have a combined single limit of not less than $3 million commencing no later than 60 days after the Lease Commencement Date.

B. Lessee’s Property Insurance. At all times during the term of this Lease or any extension thereof, Lessee shall, at its sole expense, maintain on all its personal property, improvements, and alterations in, on, or about the Premises a policy of standard property insurance providing “all risk” coverage (including coverage for vandalism and malicious mischief), to the extent of at least 100% of their full replacement value. The proceeds of any such policy shall be used by Lessee for the replacement of its personal property or the restoration of its improvements or alterations to the Premises. Lessor shall be named as an additional insured on such insurance.

C. It is the intent of Lessor and Lessee that all insurance obtained by Lessee pursuant to this Lease shall be primary and noncontributory with respect to any other insurance that may be available to Lessor. All public liability insurance and property damage insurance required to be carried by Lessee shall insure performance by Lessee of the indemnity provisions of paragraph 15 of this Lease. Lessor (and Lessor’s lenders, if required by any such lender holding a security interest in the Building at any time during the term of this Lease or any extension thereof) shall be named as additional insureds under such policy or policies, and every policy shall contain cross-liability endorsements.

D. Fire, Multi-Peril Insurance on Premises. Lessor shall maintain on the Building a policy of standard fire, multi-peril and excess liability insurance, to the extent of at least full replacement value of the Building and commercial general Liability coverage of not less than $1,000,000.00. Lessor may also obtain earthquake insurance and Lessee shall be required to pay Lessee’s Percentage Share of any such premium provided that Lessor was required to obtain such insurance by any lender holding a security interest in the Building and the cost of said insurance is commercially reasonable as reasonably determined by Lessor. The insurance policy or policies shall be issued in the name of Lessor, and Lessor’s lender, if required.

E. Payment of Premiums. Lessee shall pay to Lessor Lessee’s Percentage Share of all premiums paid by Lessor for maintaining the insurance described in subparagraph D above during the term of this Lease or any extension thereof. Reimbursement shall be made by Lessee within ten (10) days after Lessor notifies Lessee of Lessee’s Percentage Share of such costs. Lessee’s obligation to pay the insurance premium costs shall be prorated for any partial year at the commencement and expiration of the term.

F. Waiver of Subrogation. The parties release each other, and their respective authorized representatives, from any claims for damage to any person or to the Premises and to the fixtures, personal property, Lessee’s improvements, and alterations of either Lessor or Lessee in or on the Premises that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease.

G. Other Insurance Matters. All the insurance required under this Lease shall:

(1) Be issued by insurance companies authorized to do business in the state of California, with a financial rating of at least an A status as rated in the most recent edition of Best’s Insurance Reports.

(2) Be issued as a primary policy.

(3) Contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties, and Lessor’s lender if so required by Lessor, before cancellation or change in the coverage, scope, or amount of any policy.

Each policy, or a certificate of the policy, together with evidence of payment of premiums, shall be deposited with the other party within 20 days of the Lease Commencement Date, and on renewal of the policy not less than 20 days before expiration of the term of the policy.

17. Destruction.

A. If the Building or the Premises, or any part thereof, is damaged by fire or other casualty during the term of this Lease, or any extension thereof, and this Lease is not terminated pursuant to paragraph 17.B, Lessor shall repair such damage and restore the Building and the Premises but none of Lessee’s leasehold improvements, additions or alterations made by Lessee to the Premises, to substantially the same condition in which the Building and the Premises existed on the Lease Commencement Date and this Lease shall, subject to this paragraph 17.A, remain in full force and effect. If such fire or other casualty damages the Premises or common areas of the Building necessary for Lessee’s use and occupancy of the Premises, then, during the period the Premises is rendered unusable by such damage, Lessee shall be entitled to a reduction in Base Monthly Rent and all other rent in the proportion that the area of the Premises rendered unusable by such damage bears to the total area of the Premises.

B. If the Building or the Premises, or any part thereof, is damaged by fire or other casualty during the term of this Lease or any extension thereof and (a) such fire or other casualty occurs during the last twelve (12) months of the term of this Lease or any extension thereof and Lessee has not exercised an Option to extend the term, or (b) the insurance proceeds received by Lessor with respect to such damage are not adequate to pay the entire cost, as reasonably estimated by Lessor, of the repair and restoration work to be performed by Lessor in accordance with paragraph 17.A, or (c) the repair and restoration work to be performed by Lessor in accordance with paragraph 17.A cannot, as reasonably estimated by Lessor, be completed within four (4) months after the occurrence of such fire or other casualty, then, in any such event, Lessor shall deliver notice thereof to Lessee within sixty (60) days after the occurrence of such fire or other casualty. Each party shall have the right, by giving written notice to the other party within twenty (20) days after the giving of Lessor’s notice, to terminate this Lease as of the date of such termination notice. If neither party exercises the right to terminate this lease in accordance with this paragraph 17.B, Lessor shall repair such damage and restore the Building and the Premises in accordance with paragraph 17.A and this Lease shall, subject to paragraph 17.A, remain in full force and effect. A total destruction of the Building shall automatically terminate this Lease effective as of the date of such total destruction. For purposes of this Lease, the term “total destruction” shall mean destruction which results in more than 75% of the total square footage of the Building being rendered unusable for any purpose and which damage cannot be repaired within ninety (90) days as determined by Lessor.

C. Lessee waives the provisions of Civil Code Section 1932(2) and Civil Code Section 1933(4) with respect to any destruction of the Premises.

18. Condemnation - Definitions.

A. Definitions.

(1) “Condemnation” means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor (as defined below) and (b) a voluntary sale or transfer by Lessor to any condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

(2) “Date of taking” means the date the Condemnor has the right to possession of the property being condemned.

(3) “Award” means all compensation, sums, or anything of value awarded, paid, or received on a total or partial condemnation.

(4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

B. If, during the term or during the period of time between the execution of this Lease and the date the term commences, there is any taking of all or any part of the Premises, or any interest in this Lease, by Condemnation the rights and obligations of the parties shall be determined pursuant to this paragraph.

If the Premises are totally taken by condemnation, this Lease shall terminate on the Date of taking.

If any portion of the Premises is taken by Condemnation this Lease shall remain in effect, except that Lessee can elect to terminate this Lease if the remaining portion of the Premises, the Building or other improvements or the parking areas on the land on which the Building is located is rendered unsuitable for Lessee’s continued use of the Premises. If Lessee elects to terminate this Lease, Lessee must exercise, its right to terminate pursuant to this paragraph 18.B by giving notice to Lessor within thirty (30) days after the nature and the extent of the Condemnation have been finally determined. If Lessee elects to terminate this Lease as provided in this paragraph, Lessee also shall notify Lessor of the termination which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Lessee has notified Lessor of its election to terminate; except that this Lease shall terminate on the Date of taking if the Date of taking falls on a date before the date of termination as designated by Lessee. If Lessee does not terminate this Lease within the thirty (30) day period, this Lease shall continue in full force and effect except that Base Monthly Rent and all other rent under this Lease shall be proportionately reduced as provided in paragraph 18.C.

C. If any portion of the Premises is taken by Condemnation and this Lease remains in full force and effect, on the Date of taking, all rent shall be reduced by an amount that is in the same ratio as the area of the Premises taken bears to the total area of the Premises immediately before the date of taking.

D. Each party waives the provisions of Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

E. If there is a partial taking of the Premises and this Lease remains in full force and effect, Lessor at its cost shall accomplish all necessary restoration. Rent shall be abated or reduced during the period from the Date of taking until the completion of restoration, but all other obligations of Lessee under this Lease shall remain in full force and effect. The abatement or reduction of rent shall be based on the extent to which the restoration interferes with Lessee’s use of the Premises.

F. The Award shall belong to and be paid to Lessor, except that Lessee shall receive from the Award, if included in the Award, a sum attributable to Lessee’s improvements or alterations made to the Premises by Lessee in accordance with this Lease, for any trade fixtures and equipment which Lessee has the right to remove from the Premises pursuant to the provisions of this Lease but elects not to remove; or, if Lessee elects to remove any such Lessee’s improvements or alterations, a sum for reasonable removal and relocation costs not to exceed the market value of such improvements or alterations.

G. The taking of the Premises or any part thereof by military or other public authority shall constitute a taking of the Premises by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During the one hundred eighty (180) day period all the provisions of this Lease shall remain in full force and effect, except that all rent shall be abated or reduced during such period of taking based on the extent to which the taking interferes with Lessee’s use of the Premises, and Lessor shall be entitled to whatever Award may be paid for the use and occupation of the Premises for the period involved.

19. Assignment and Subletting.

A. Definitions. The occurrence of any of the following, whether voluntarily or involuntarily, because of death, divorce or disability, or by operation of law or otherwise, shall constitute a “Transfer” of this Lease: (i) any direct or indirect sale, assignment, conveyance, alienation, sublease, hypothecation, encumbrance, mortgaging or other transfer of Lessee’s interest in this Lease or in the Premises, or any part thereof or interest therein, (ii) if Lessee is a Legal Entity (as defined below), the direct or indirect sale, assignment, conveyance, alienation, encumbrance, mortgaging or other transfer of any of the Ownership Interests (as defined below) in such Legal Entity, (iii) if Lessee is a Legal Entity, some or all of whose Ownership Interests are owned by another Legal Entity, the occurrence of any of the events described in the preceding phrase (ii) with respect to such constituent Legal Entity, or (iv) if any other person or entity (except Lessee’s authorized representatives, agents, contractors, employees, invitees or guests) occupies or uses all or any part of the Premises. As used herein, the term “Legal Entity” means any corporation, partnership, limited liability company, trust, association or other legal entity, and the term “Ownership Interest” means any share of stock, general or limited partnership interest, membership interest, beneficial interest or other ownership interest therein, as the case may be. A “Transfer” includes a transfer of any interest in this Lease held by an subtenant, assignee, transferee or other person claiming an interest in the Lessee’s interest in this Lease. The provisions of this paragraph 19 apply fully to any Transfer by any subtenant, assignee or other holder of any interest in the Lessee’s interest in this Lease. Notwithstanding the foregoing, a Transfer shall not include (i) if and for so long as Lessee, or its direct or indirect parent Legal Entity, is a Legal Entity whose Ownership Interests are traded on any public securities exchange, the Transfer of any of the Ownership Interests of such Legal Entity, or (ii) if Lessee is a corporation or limited partnership, the cumulative transfer of up to twenty percent (20%) of the stock or limited partnership interests therein, or (iii) the Transfer of this Lease to a Legal Entity wholly owned or controlled by Lessee, or under common control with Lessee, or (iv) the Transfer of this Lease to a Legal Entity that acquires all of the issued and outstanding stock of Lessee or all the assets of Lessee, provided that at the time of such acquisition the acquiring Legal Entity possess a not worth equal to or greater than that of Lessee as of the date of execution of this Lease, has been in business for not less than five (5) years and possesses the requisite business experience to operate successfully the business of Lessee, or (v) any other event that results in an immaterial change in the ownership and control of the Lessee or the Lessee’s interest in this Lease.

B. Lessee shall not engage in or permit any Transfer of this Lease absent full compliance with all of the terms and provisions of this paragraph 19. Any Transfer of this Lease occurring without compliance with all of the terms and conditions of this paragraph 19 shall be voidable at the option of the Lessor, and shall constitute a material and incurable default on the part of Lessee hereunder.

C. Prior to engaging in or permitting any Transfer, Lessee shall give notice of any intended Transfer to Lessor and shall provide Lessor with the following information in writing: (i) the name, address and ownership of the proposed transferee, (ii) the current balance sheet, statement of cash flows, report of any litigation in which the proposed Transferee is a party or is a judgment debtor, aged schedule of accounts receivable and payable, profit and loss statements, statement that all taxes payable by the proposed transferee are current, and all notes if any to all financial statements for the proposed transferee or any other person to be liable for the Lessee’s obligations under this Lease covering the prior three years (or for such shorter period as the proposed transferee or other person may have been in existence), all certified as true and correct by the proposed transferee, other person or an authorized officer thereof, (iii) a full description of the terms and conditions of the proposed Transfer, including copies of any and all documents and instruments, any purchase and sale agreements, sublease agreements, assignment agreements and all other writings concerning the proposed Transfer, (iv) a description of the proposed use of the Premises by the proposed transferee, including any required or desired alterations or improvements to the Premises that may be undertaken by such transferee in order to facilitate its proposed use, (v) a business plan for the proposed transferee’s operations at the Premises, including a statement of projected income, expense, and cash flow for such operation for the two years following the proposed effective date of the Transfer, (vi) similar information for any guarantor or other person who will be liable in any manner for the payment of any amounts under this Lease, and (viii) any other information, documentation or evidence that may be reasonably requested by Lessor. In connection with any proposed or requested consent to Transfer this Lease, Lessee shall pay to Lessor a transfer fee of $1,000 (payment on which shall accompany Lessee’s request for Transfer), plus all of Lessor’s reasonable attorneys’ fees expended in connection with the proposed Transfer. Within ten (10) business days after the submission of all required information described in the preceding sentence, Lessor shall give notice to Lessee of its election under subparagraph D below. If Lessor fails to give such notice, Lessor shall be presumed to have denied Lessee’s request for such Transfer.

D. Upon receiving a request for Transfer of this Lease, and compliance with paragraph 19.C above, Lessor shall have the right to do any of the following:

(a) Lessor way consent to the proposed Transfer, subject to any reasonable conditions on such Transfer, which reasonable conditions may include without limitation, (i) that the proposed transferee assume in writing Lessee’s obligations under this Lease from and after the effective date of the Transfer (without, however, releasing Lessee therefrom), (ii) in the case of a proposed sublease, that the subtenant agree that Lessor shall have the right to enforce any and all of the terms of the sublease directly against such subtenant and, if this Lease is terminated prior to the expiration of the sublease, that at the election of Lessor, the sublease shall not terminate and the subtenant will attorn to the Lessor, (iii) that the terms of this Lease be modified to assure that Lessor will receive, in Lessor’s reasonable judgment, at least substantially the same rent and other economic benefits as the Lessor would have received had the Lessee remained in business at the Premises under this Lease and the proposed Transfer not taken place and (iv) that any existing monetary defaults under the Lease be cured prior to the effective date of the Transfer.

(b) Lessor may deny its consent to the proposed Transfer on any reasonable ground. Such grounds may include, without limitation, any one or more of the following:

(1) That the proposed transferee’s financial condition is insufficient to support all of the financial and other obligations of Lessee under this Lease;

(2) That the use to which the Premises will be put by the proposed transferee is inconsistent with the terms of this Lease or otherwise will materially and adversely affect any interest of Lessor in the Building or in any adjacent property;

(3) That the nature of the proposed transferee’s proposed or likely use of the Premises would involve any increased risk of the use, release or mishandling of hazardous materials;

(4) That the business reputation or character of the proposed transferee is not reasonably acceptable to Lessor;

(5) That Lessor has not received assurances acceptable to Lessor in its sole discretion that all past due amounts owing from Lessee to Lessor (if any) will be paid and all other defaults on the part of Lessee (if any) will be cured prior to the effective date of the proposed Transfer; or

(6) That Lessor is not satisfied that the proposed transferee’s assets, businesses or inventory would not be subject to seizure or forfeiture under any laws related to criminal or illegal activities.

If Lessor denies his consent to the proposed Transfer pursuant to this paragraph 19.D.(b), and if Lessee shall so request in writing, Lessor shall provide to Lessee a statement of the basis on which Lessor denied his consent within a reasonable time after the receipt of Lessee’s notice. Lessor and Lessee agree that Lessee shall have the burden of proving, and that such burden shall be to prove the matter by clear and convincing evidence, that Lessor’s consent to the proposed Transfer was withheld unreasonably, and that such burden may be satisfied if Lessor fails to provide a statement of a reasonable basis for withholding its consent within a reasonable time after Lessee’s request therefor.

(c) Lessor shall have the right to consent to the proposed Transfer and, in addition to imposing any other reasonable condition thereon, Lessor shall have the right to increase the rent payable under this Lease as of the effective date of such Transfer by an amount equal to one half of all sums paid or payable to Lessee by the transferee in excess of the then-existing rent payable by Lessee hereunder, including, without limitation, any Base Monthly Rent, transfer or sales prices, and all other sums or other consideration received by Lessee as a result of the Transfer, however denominated. Such excess rent shall be paid to Lessor upon demand as additional rent hereunder. In the event of any approved Transfer of this Lease in connection with the sale of all or substantially all of the assets of Lessee used in connection with the business operated at the Property by Lessee, the amount of the consideration attributable to the assignment of this Lease shall be as reasonably determined by Lessor.

E. Lessee acknowledges and agrees that each of the rights of Lessor set forth in subparagraph D above in the event of a proposed Transfer is a reasonable restriction on Transfer for purposes of California Civil Code Section 1951.4.

F. Any consent to any proposed Transfer, whether conditional or unconditional, shall not be deemed to be a consent to any other or further Transfer of this Lease, or any other Transfer of this Lease on the same or other conditions (if any). No Transfer of this Lease shall in any way diminish, impair or release any of the liabilities and obligations of Lessee, any guarantor or any other person liable for all or any portion of the Lessee’s obligations under this Lease.

20. Lessee’s Default. The occurrence of any one of the following events (each an “Event of Default”) shall constitute a material breach of this Lease by Lessee:

A. Lessee’s failure to pay Base Monthly Rent within five (5) calendar days of the date when due.

B. If Lessee shall fail to pay any other sum (all of which sums shall be deemed to be additional rent hereunder) to Lessor within five (5) calendar days of the date when due.

C. Lessee’s failure to perform any other provisions of this Lease if the failure to perform is not cured within fifteen (15) days after notice has been given to Lessee. If the default cannot reasonably be cured within fifteen (15) days, Lessee shall not be in default of this Lease if Lessee commences to cure the default within the fifteen (15) day period and diligently and in good faith continues to cure the default thereafter.

D. If this Lease or any estate of Lessee hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days.

E. If within sixty (60) days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment of a receiver or liquidator of Lessee and such appointment shall not have been vacated.

21. Lessor’s Remedies. If an Event of Default shall occur, Lessor shall have the following remedies. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

A. Lessor may continue this Lease in full force and effect, and this Lease will continue in effect as long as Lessor does not terminate Lessee’s right to possession, and Lessor shall have the right to collect rent when due. During the period Lessee is in default, Lessor may enter the Premises and relet them, or any part of them, to third parties for Lessee’s account. Lessee shall be liable immediately to Lessor for all costs Lessor incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease or any extension thereof. Lessee shall pay to Lessor the rent due under this Lease on the dates the rent is due, less the rent Lessor receives from any reletting. No act by Lessor allowed by this subparagraph A shall terminate this Lease unless Lessor notifies Lessee that Lessor elects to terminate this Lease.

B. Lessor may terminate Lessee’s right to possession of the Premises at any time by giving a written termination notice to Lessee, and on the date specified in such notice (which shall be not less than three days after the giving of such notice) Lessee’s right to possession shall terminate and this Lease shall terminate, unless on or before such date all arrears of rent and all other sums payable by Lessee under this Lease and all costs and expenses incurred by or on behalf of Lessor and chargeable to Lessee hereunder shall have been paid by Lessee and all other breaches of this Lease by Lessee at the time existing shall have been fully remedied to the reasonable satisfaction of Lessor. No act by Lessor other than giving notice to Lessee shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Lessor’s initiative to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession. On termination, Lessor has the right to recover from Lessee:

i. The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

ii. The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Lessee proves could have been reasonably avoided;

iii. The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Lessee proves could have been reasonably avoided; and

iv. Any other amount, and court costs, necessary to compensate Lessor for all detriment proximately caused by Lessee’s default.

“The worth, at the time of the award” as used in (i) and (ii) of this subparagraph B is to be computed by allowing interest at the rate of ten percent (10%) per annum. “The worth, at the time of award,” as referred to in (iii) of this subparagraph is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

C. Lessor, at any time after an Event of Default, may cure said default at Lessee’s cost. If Lessor at any time, by reason of Lessee’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Lessor shall be due on demand from Lessee to Lessor at the time the sum is paid, and if paid at a later date shall bear interest at the rate of ten percent (10%) per annum from the date the sum is paid by Lessor until Lessor is reimbursed by Lessee. The sum, together with interest on it, shall be deemed to be additional rent.

D. Lessor shall have the following additional remedies:

(1) In the event that a late charge is payable hereunder, whether or not collected, for the late payment of three (3) installments of Base Monthly Rent or if Lessee fails to pay any other monetary obligation of Lessee under this Lease (except the payment of Lessee’s Percentage Share of Common Area Maintenance and Expense Costs), Lessee shall pay to Lessor, if Lessor shall so request, in addition to any other payments required under this Lease, a monthly advance installment, payable at the same time as the Base Monthly Rent, as estimated by Lessor, for real property tax and insurance premium expenses on the Premises which are payable by Lessee under the terms of this Lease. Such fund shall be established to insure payment when due, before delinquency, of Lessee’s Percentage Share of the real property taxes and insurance premiums. All moneys paid to Lessor under this paragraph may be intermingled with other moneys of Lessor and shall not bear interest. If Events of Default occur which remain uncured, any balance remaining from funds paid to Lessor under the provisions of this paragraph way, at the option of Lessor, be applied to the payment of any monetary default of Lessee in lieu of being applied to the payment of real property taxes and insurance premiums.

(2) In the event that a late charge is payable hereunder, whether or not collected, for three (3) installments of Base Monthly Rent in any one calendar year, Lessor may demand and Lessee shall pay to Lessor an amount equal to the amount of Base Monthly Rent due in the month in which the third late payment of Base Monthly Rent occurred as an addition to the Security Deposit to be held pursuant to the terms of paragraph 6 of this Lease.

(3) Upon the eleventh Event of Default as defined in paragraph 20.A and 20.B (with the exception of the payment of Lessee’s Percentage Share of Common Area Maintenance and Repair Costs), Lessee shall pay to Lessor Base Monthly Rent in advance on a quarterly basis (i.e., for three months) on or before the first day of each Quarter as defined in this paragraph. The term “Quarter” shall mean each three calendar month period commencing with the first day of the calendar month following the month in which the eleventh Event of Default occurred. Except as modified by this paragraph, all such payments of Base Monthly Rent shall be subject to the provisions of paragraph 3 hereof.

E. Lessee hereby waives its rights to demand a trial by jury in any action between the parties, including but not limited to any proceeding for unlawful detainer filed by Lessor.

22. Lessor’s Default. Lessor shall be in default of this Lease if he fails or refuses to perform any provision of this Lease that he is obligated to perform if the failure to perform is not cured within thirty (30) days after notice of the default has been given by Lessee to Lessor. If the default cannot reasonably be cured within thirty (30) days, Lessor shall not be in default of this Lease if Lessor commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.

23. Limitation of Lessor’s Liability. If Lessor is in default of this Lease, and as a consequence Lessee recovers a money judgment against Lessor, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Lessor in the Building or out of rent or other income from the Building receivable by Lessor or out of the consideration received by Lessor from the sale or other disposition of all or any part of Lessor’s right, title and interest in the Building. Lessor shall not be personally liable for any deficiency.

24. Lessor’s Entry on Premises. Except in the case of an emergency, Lessor and his authorized representatives shall have the right to enter the Premises following at least two (2) business days prior notice to Lessee, between the hours of 8:30 a.m. and 5:00 p.m. Monday through Friday, and 9:00 a.m. and noon on Saturday, for any of the following purposes:

A. To determine whether the Premises are in good condition and whether Lessee is complying with its obligations under this Lease.

B. To do any necessary maintenance, repair, replacement or alteration to the Premises.

C. To serve, post, or keep posted any notices required or allowed under the provisions of this Lease.

D. To post “for sale” signs and “for rent” or “for lease” signs on the exterior of the Building at any time during the term.

E. To place signs on the exterior of the Building identifying the owner or manager or managing agent of the Building or complex.

F. To show the Premises to prospective brokers, agents, buyers, tenants or persons interested in an exchange, at any time during the term.

Lessor shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of Lessor’s entry on the Premises as provided in this paragraph 23, except damage resulting from the gross negligence or willful misconduct of Lessor or its authorized representatives. Lessee shall not be entitled to an abatement or reduction of rent if Lessor exercises any rights reserved in this paragraph. Lessor shall conduct its activities on the Premises as allowed in this paragraph in a manner that will cause the least possible inconvenience or disturbance to Lessee.

25. Subordination. On or before the Lease Commencement Date, Lessor shall use his best efforts to deliver to Lessee a non-disturbance and attornment agreement, executed and acknowledged by Lessor and its lender(s), in a recordable form reasonably acceptable to Lessee, providing in substance that this Lease shall not be terminated by Lessor’s lender(s) so long as Lessee is not in default hereunder and that, if any lender instructs Lessee to pay any rent to said lender, said payment will be deemed to be the payment of such rental obligation under this Lease. Provided that such agreement is so delivered to Lessee, this Lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this Lease affecting the Building and such subordination shall thereafter be effective without any further act of Lessee. Lessee shall from time to time on request from Lessor execute and deliver any documents or instruments that may be required by a lender to effectuate any subordination; provided, however, Lessee shall not be obligated to subordinate this Lease to any encumbrance unless Lessee receives a non-disturbance agreement as described above.

26. Right to Estoppel Certificates. Within ten (10) days after notice, either party shall execute and deliver to the other party a certificate (which if requested by a lender is acceptable to that lender) stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and state the modifications. The certificate also shall state the amount of Base Monthly Rent, the date to which Base Monthly Rent has been paid in advance, and the amount of any prepaid rent. Failure to deliver the certificate within the ten (10) days shall be conclusive on the party who failed to deliver such certificate that this Lease is in full force and effect and has not been modified except as may be represented by the other party.

27. Notice. Any notice demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first class mail. Any notice demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth in this paragraph 27. Either party may change its address by notifying the other party of the change of address in the manner provided for in this paragraph. Notice shall be deemed communicated within forty-eight (48) hours from the time of mailing if mailed as provided in this section. Lessee shall notify Lessor of the name and address of its agent for service of process and notify Lessor of any changes in the identity of or address of its agent for service of process. Notices to Lessee shall be addressed to Lessee to the attention of its General Counsel at                                         . Notices to Lessor shall be given to Lessor c/o John C. Nickel Properties,                                         .

28. Waiver. The waiver by either party of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be construed to waive or to lessen the right of either party to insist upon performance by Lessee in strict accordance with said terms. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this Lease, regardless of Lessor’s knowledge of such preceding breach the time of acceptance of such rent.

29. Right to Purchase Building.

A. If Lessor determines to sell the Building, Lessor shall so notify Lessee. For a period of ten (10) days following such notice, the parties shall attempt to agree on the terms and conditions pursuant to which Lessee shall purchase, and Lessor shall sell, the Building. Said terms may include a provision that Lessor will not pay any real estate commission if the Building is sold to Lessee. If the parties are unable to agree within such ten (10) day period, subject to subparagraph B. below, Lessee’s right to purchase the Building shall terminate and Lessor shall have the right to sell the Building to a third party.

B. If Lessor receives a bona fide offer to buy, transfer or otherwise dispose of the Building, which offer Lessor intends to accept, or if Lessor and said thirty party agree as to the terms of a sale of the Building to such third party, Lessee shall have the first right to purchase the Building in the manner specified in this paragraph B. Lessor shall give a notice conforming to this paragraph to Lessee. Such notice shall contain a disclosure of the proposed transaction and the identity of the purchaser, together with copies of all documents revealing the material terms and conditions under which Lessor would sell or otherwise transfer the Building to said third party. Upon receipt of such notice, Lessee shall have the right to purchase the Building on the following terms and conditions:

(1) The purchase price shall be the same as that set forth in the offer or other documents for the purchase.

(2) Lessee shall make a deposit into an escrow opened at title company located in northern San Mateo County, CA equal to ten percent (10%) of the purchase price calculated in accordance with subparagraph (1) within 24 hours of Lessee giving notice to Lessor of its exercise of its right to purchase.

(3) The purchase price shall be payable in lawful money of the United Stated to Lessor by Lessee at close of escrow for the purchase and sale.

(4) The purchase and sale shall not be subject to any contingencies whatsoever, regardless of whether there were contingencies set forth in the offer or other agreement which Lessor intended to accept.

(5) Escrow for the purchase and sale of the Building shall close within thirty (30) days of the date on which Lessee exercises its right to purchase.

Lessee shall have ten (10) days after the giving of the notice to it by Lessor to notify Lessor whether Lessee wishes to exercise its right to purchase as described in this paragraph 29. If Lessee fails to exercise its right to purchase, Lessor shall be free for a period of one (1) year after the date on which Lessee’s first right to purchase expired to sell the Building to the disclosed offeror or any other purchaser provided that the terms are substantially the same as those contained in Lessor’s notice to Lessee, which terms may be altered to account for information revealed in inspections of the Building or to accommodate financing needs, or to provide terms more advantageous to Lessor. If requested by Lessor, Lessee shall execute a Quitclaim Deed relinquishing its first right to purchase if such a deed is reasonably required to accomplish the sale of the Building to a purchaser during said one (1) year period. If Lessor does not sell the Building within said one (1) year period, any further transactions shall be deemed a new determination by Lessor to sell the Building, and the provisions of this paragraph 12 shall be applicable.

C. Lessee shall have no first right to purchase or any other option to purchase the Building and all rights provided in this paragraph 29 shall be null and void and of no effect (i) if Lessor is deceased, (ii) if the any proposed purchaser is a relative of Lessor, a general or limited partnership of which Lessor is a managing partner or a limited liability company of which Lessor is a manager, or (iii) if the purchaser intends to acquire in addition to the Building at approximately the same time other properties belonging to Lessor, partnerships of which Lessor is a managing partner or limited liability companies of which Lessor is the manager having values of at least 30% of the then fair market value of the Building.

D. Lessee shall have no right to purchase the Building, notwithstanding any provision in this paragraph 29 to the contrary, if prior to or during the time within which Lessee has to exercise its first right to purchase the Building ten (10) Events of Default as defined in paragraphs 20.A and 20.B (with the exception of any payment due from Lessee for Lessee’s Percentage Share of Common Area Maintenance and Repair Costs) have occurred during the term of this Lease or any extension thereof.

30. Sale of Building. If Lessor sells or transfers its interest in the Premises, upon the consummation of the sale or transfer, Lessor shall be released from any liability thereafter accruing under this Lease if Lessor’s successor has assumed in writing, for the benefit of Lessee, Lessor’s obligations under this Lease. Lessor shall transfer the Security Deposit to Lessor’s successor and on such transfer Lessor shall be discharged from any further liability in reference to the Security Deposit.

If Lessee purchases the Building, this Lease shall terminate on the date title vests in Lessee, and Lessor shall remit to Lessee the Security Deposit and all prepaid and unearned rent.

31. Attorneys’ Fees. If either party becomes a party to any litigation concerning this Lease, the Premises, the Building, or other improvements in the Building in which the Premises are located, by reason of any act or omission of the other party or its authorized representatives, (and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives) the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees and court costs incurred by it in the litigation.

If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and costs of suit.

32. Surrender of Premises. On expiration of the term, Lessee shall surrender to Lessor the Premises, and all alterations and additions pursuant to paragraph 12, in good condition and repair, ordinary wear and tear, damage by fire, earthquake, or act of God excepted. Such surrender will only be deemed to have occurred when Lessee delivers the keys to the Premises to Lessor. Lessee shall remove all of its personal property and trade fixtures prior to the expiration of the term. Lessee shall perform at its expense all restorations made necessary by the removal of any alterations made by Lessee to the Premises.

After Leasee’s surrender of the Premises to Lessor, Lessor may elect to retain or dispose of in any manner Lessee’s personal property that Lessee does not remove from the Premises on expiration or termination of the term as allowed or required by this Lease by giving at least ten (10) days notice to Lessee. Title to any such personal property that Lessor elects to retain or dispose of, on expiration of the ten (10) day period, shall vest in Lessor. Lessee waives all claims, against Lessor for any damage to Lessee resulting from Lessor’s retention or disposition of any such personal property. Lessee shall be liable to Lessor for Lessor’s costs for storing, removing, and disposing of any personal property.

33. Holding Over. If Lessee, with Lessor’s consent, remains in possession of the Premises after expiration or, termination of the term, or after the date in any notice given by Lessor to Lessee terminating this Lease, such possession by Lessee shall be deemed to be a month-to-month tenancy terminable on thirty (30) days notice given at any time by either party. All provisions of this Lease except that pertaining to term shall apply to the month-to-month tenancy, and except that Base Monthly Rent shall be equal to one hundred and twenty-five percent (125%) of Base Monthly Rent payable immediately prior to the expiration or termination of this Lease. If Lessee holds over without Lessor’s consent, Lessor’s damages shall also include the per diem rental value of the Premises measured either by (a) one hundred and twenty-five percent (125%) of the Base Monthly Rent due in the last month of term divided by 30 plus the daily cost of Common Area Maintenance and Repair Costs, real estate taxes and insurance or (b) the fair market value of the Premises as reasonably determined by Lessor, whichever is higher.

34. Consent of Parties. Whenever consent or approval of either party is required, that party shall not unreasonably withhold or delay such consent or approval.

35. Time of Essence. Time is of the essence of each provision of this Lease.

36. Successors and Assigns. This Lease shall be binding on and inure to the benefit of the parties and their successors and assigns except as provided in paragraph 19.

37. Covenants and Conditions. All provisions, whether covenants or conditions, on the part of the Lessee shall be deemed to be both covenants and conditions.

38. California Law. This Lease shall be construed and interpreted in accordance with the laws of the state of California.

39. Captions. The captions of this Lease shall have no effect on its interpretation.

40. Number. When required by the context of this Lease, the singular shall include the plural, and vice versa.

41. Joint and Several Obligations. If more than one person or entity is Lessor or Lessee, the obligations imposed on that party shall be joint and several.

42. Corporate Authority. If Lessee signs as a corporation, each of the persons executing this Lease on behalf of Lessee does hereby covenant and warrant that Lessee is a duly authorized and existing corporation of the State of Delaware, that the corporation has full right and authority to enter into this Lease, that the Board of Directors has authorized the signing of this Lease and that every person signing on behalf of the corporation was and is authorized to do so.

43. Complete Agreement. There are no oral agreements between Lessor and Lessee affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Lessor and Lessee or displayed by one party to the other, with the exception of the insurance policy furnished by Lessee to Lessor prior to the execution of this Lease, with respect to the subject matter of this Lease. There are no representations between Lessor and Lessee other than those contained in this Lease, and all reliance with respect to any representations is solely upon the representations contained in this Lease.

44. Real Estate Brokers. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except John C. Nickel and Belvedere Associates, Inc. Lessor shall be solely responsible for payment of all commissions earned on account of the rental of the Premises by Lessor to Lessee. Each party shall indemnify, defend and hold the other party harmless from all damages and costs resulting from any claims that may be asserted against the other party by any broker, finder or other person with which the party has or purportedly has dealt.

45. Recording. Concurrently with the execution of this Lease, Lessor and Lessee shall execute and acknowledge a memorandum of this Lease, in the form attached hereto as Exhibit B and incorporated herein by this reference. Lessee, at its expense, may record such memorandum in the Official Records of the San Mateo County Recorder’s office.

46. Counterparts. This Lease may be signed in multiple counterparts which, when signed by all parties, shall constitute a binding agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

Lessor:

Dated:	6/2/97	/s/ JOHN C. NICKEL
JOHN C. NICKEL

Lessee:

Dated:	5/23/97	ATHENA NEUROSCIENCES, INC., a
Delaware corporation

		BY:	/s/ Illegible

			Its:	PRESIDENT & CHIEF OPERATING OFFICER

NICJ3\Z-ATHENA.LSE

5/21/97

59

EASEMENT ROADWAY
PARKING PER TENANT'S LEASE
16
4
ECCLES AVENUE

EXHIBIT A

TOTAL P.02

EXHIBIT B

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Pillsbury Madison & Sutro LLP

P.O. Box 7880

San Francisco, CA 94120-7880

Attn: Mark A. Beskind, Esq.

(Space Above Line for Recorder’s Use)

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (the “Memorandum”), is made as of May 22, 1997, by and between JOHN C. NICKEL, an individual (“Landlord”), and ATHENA NEUROSCIENCES, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant are concurrently entering into that certain unrecorded Net Commercial Lease (the “Lease”) with respect to certain Premises (as defined in the Lease) commonly known as 528 Eccles Avenue, South San Francisco, California, located on certain real property more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Property”).

B. Pursuant to the Lease, Landlord agrees to grant to Tenant certain rights to lease additional space in the buildings located on the Property and certain rights to purchase the Property (collectively, the “Preferential Rights”), all on the terms and conditions set forth in the Lease.

C. Landlord and Tenant desire to give public notice of the terms and conditions of the Lease.

NOW, THEREFORE, the parties agree as follows:

1. Lease. Pursuant to the Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises on all of the terms and conditions of the Lease, which are incorporated herein by reference, for an initial term of ten (10) years commencing on the Lease Commencement Date (as defined in the Lease). Tenant has the right to extend the initial term for two (2) consecutive additional periods of five (5) years each.

2. Preferential Rights. Pursuant to the Lease, Landlord hereby grants to Tenant the Preferential Rights on all of the terms and conditions set forth in the Lease, which are incorporated herein by reference.

12515205	-1-

3. Purpose of Memorandum. The purpose of this Memorandum is to give public notice of the Lease and the terms and conditions related thereto set forth in the Lease, and for no other purpose. The provisions of this Memorandum shall not in any way change or affect the provisions of the Lease, express reference to which is hereby made and the terms and conditions of which remain in full force and effect.

Landlord:	/s/ JOHN C. NICKEL
JOHN C. NICKEL

Tenant:	ATHENA NEUROSCIENCES, INC., a Delaware corporation

	By	/s/ Illegible

		Its	Vice President & General Counsel

12515205	-2-

EXHIBIT A

Legal Description of the Property

CITY OF SOUTH SAN FRANCISCO

PARCEL I:

LOT 1 IN BLOCK 1, AS SAID LOT AND BLOCK ARE SHOWN ON THAT CERTAIN MAP ENTITLED, “CABOT, CABOT & FORBES INDUSTRIAL PARK, UNIT NO. 2, SOUTH SAN FRANCISCO, SAN MATEO COUNTY, CALIFORNIA”, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN MATEO COUNTY, STATE OF CALIFORNIA, ON OCTOBER 10, 1969, IN BOOK 70 OF MAPS, AT PAGES 12 TO 15, INCLUSIVE.

PARCEL II:

AN EASEMENT, 30 FEET IN WIDTH, BEING EASEMENT AREA 4 AS RESERVED IN THE DEED FRON CABOT, CABOT & FORBES CALIFORNIA PROPERTIES, INC., TO I. SCHUMAN, RECORDED MARCH 30, 1984, IN BOOK 4677 OF OFFICIAL RECORDS, AT PAGE 467, RECORDS OF SAN MATEO COUNTY, CALIFORNIA, FOR THE PURPOSES STATED THEREIN, AND AS MODIFIED BY AGREEMENT BETWEEN CABOT, CABOT & FORBES CALIFORNIA PROPERTIES, INC., A DELAWARE CORPORATION, I. SCHUMAN AND XEROX CORPORATION, A NEW YORK CORPORATION, DATED SEPTEMBER 10, 1969 AND RECORDED FEBRUARY 17, 1970, IN BOOK 5749 OF OFFICIAL RECORDS, AT PAGE 259, UNDER FILE NO. 99566-AC, RECORDS OF SAN MATEO COUNTY, CALIFORNIA, SAID EASEMENT LYING IMMEDIATELY ADJACENT TO AND NORTHEASTERLY OF THE SOUTHWESTERLY LINE OF LOT 14 IN BLOCK 16, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “SOUTH SAN FRANCISCO INDUSTRIAL PARK UNIT NO. 3-A, BEING A RESUBDIVISION OF PORTION OF LOT 13 AND LOTS 14 THROUGH 20, PORTION OF LOT 29, PORTION OF LOT 30 AND LOTS 31 THROUGH 41, BLOCK 16 OF SOUTH SAN FRANCISCO INDUSTRIAL PARK UNIT NO. 3 AND PORTION OF LANDS OF CABOT, CABOT & FORBES, SOUTH SAN FRANCISCO, SAN MATEO COUNTY, CALIFORNIA”, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN MATEO COUNTY, STATE OF CALIFORNIA, ON JUNE 30, 1964, IN BOOK 60 OF MAPS, AT PAGES 27 AND 28.

THE SOUTHEASTERLY TERMINUS OF SAID EASEMENT BEING THE SOUTHEASTERLY LINE OF SAID LOT 14, AND THE NORTHWESTERLY TERMINUS OF SAID EASEMENT BEING THE NORTHWESTERLY LINE OF SAID LOT 14.

JOINT PLANT NO. 015-000-082-16A

12515205

STATE OF CALIFORNIA	)
	)	ss.
County of ALAMEDA	)

On JUNE 2, 1997, before me, Lawrence E. Moll, a Notary Public in and for the State of California, personally appeared JOHN C. NICKEL, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the within instrument in his authorized capacity and that, by his signature on the within instrument, the person or entity upon behalf of which he acted executed the within instrument.

WITNESS my hand and official seal.

Signature	/s/ Lawrence E. Moll

STATE OF CALIFORNIA	)
	)	ss.
County of San Mateo	)

On June 12, 1997, before me, Sandra N. Hirose, a Notary Public in and for the State of California, personally appeared Donald R. Joseph, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the within instrument in his authorized capacity and that, by his signature on the within instrument, the person or entity upon behalf of which he acted executed the within instrument.

WITNESS my hand and official seal.

Signature	/s/ Sandra N. Hirose	(Seal)

12515205

ADDENDUM ONE TO NET COMMERCIAL LEASE

This Addendum One to Net Commercial Lease, dated as of June 5, 1997 (“this Addendum”), is by and between John C. Nickel, (“Lessor”) and Athena Neurosciences, Inc., a Delaware (“Lessee”). Capitalized terms used in this Addendum and not otherwise defined have the meaning specified in the Lease (as hereinafter defined).

Whereas, Lessor and Lessee have entered into that certain Net Commercial Lease, dated May 22, 1997 (“the Lease”); and

Whereas, Lessor deliver possession of the Premises, and Lessee accepted such delivery, on June 2, 1997; and

Whereas, there has been a change in the street address of the Premises; and

Whereas, Lessor and Lessee now wish to amend the Lease as a result of the foregoing,

NOW, THEREFORE, Lessor and Lessee agree:

1. Lessor and Lessee agree that the Lease Commencement Date is June 2, 1997, and the initial term of the Lease shall expire on May 31, 2007.

2. Paragraph 1.B. of the Lease is hereby amended by deleting the address “528 Eccles Avenue” and substituting therefor the address “528B Eccles Avenue”.

3. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

LESSOR:

Dated:	6/19/97	/s/ JOHN C. NICKEL
JOHN C. NICKEL

LESSEE:

Dated:	6/12/97	ATHENA NEUROSCIENCES, INC., a
Delaware corporation

		BY:	/s/ Illegible

			Its:	Vice President & General Counsel

NICJ3\ADD-ATH.6E7

ADDENDUM TWO TO NET COMMERCIAL LEASE

This Addendum Two to Net Commercial Lease, dated as of June 12, 1997 (“this Addendum”), is by and between John C. Nickel, (“Lessor”) and Athena Neurosciences, Inc., a Delaware (“Lessee”). Capitalized terms used in this Addendum and not otherwise defined have the meaning specified in the Lease (as hereinafter defined).

Whereas, Lessor and Lessee have entered into that certain Net Commercial Lease, dated May 22, 1997, as modified by that certain Addendum One to Net Commercial Lease, dated as of June 5, 1997 (collectively, “the Lease”); and

Whereas, Lessor and Lessee now wish to amend the Lease in certain regards,

NOW, THEREFORE, Lessor and Lessee agree:

1. Paragraph 7.B(3) of the Lease is hereby amended by deleting the parenthetical phrase “(determined by reference to the market for comparable buildings in the northern San Mateo County area)” in the third line of such Paragraph, and substituting therefor the following:

“(determined by reference to the market for comparable buildings equipped with at least three (3) dock doors and one (1) drive-in door, situated in South San Francisco, San Mateo County)”.

2. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

LESSOR:

Dated:	June 16, ‘97	/s/ John C. Nickel
JOHN C. NICKEL

LESSEE:

Dated:	July 2, 1997	ATHENA NEUROSCIENCES, INC., a Delaware corporation

		BY:	/s/ Illegible

			Its:	VP & General Counsel

NICJ3\ADD2-ATH.6T7

ADDENDUM THREE TO NET COMMERCIAL LEASE

This Addendum Three to Net Commercial Lease, dated as of July 10, 1997 (“this Addendum”), is by and between John C. Nickel, (“Lessor”) and Athena Neurosciences, Inc., a Delaware corporation (“Lessee”). Capitalized terms used in this Addendum and not otherwise defined have the meaning specified in the Lease (as hereinafter defined).

Whereas, Lessor and Lessee have entered into that certain Net Commercial Lease, dated May 22, 1997, as modified by that certain Addendum One to Net Commercial Lease, dated as of June 5, 1997 and that certain Addendum Two to Net Commercial Lease, dated as of June 12, 1997 (collectively, “the Lease”); and

Whereas, Lessor and Lessee now wish to amend the Lease in certain regards,

NOW, THEREFORE, Lessor and Lessee agree:

1. The third sentence of Paragraph 10.C of the Lease is hereby deleted in its entirety, and the following is substituted therefor:

“If Lessee is given at least thirty (30) days notice prior to the date on which said taxes must be paid without incurring a penalty and Lessee fails to pay the sums required within twenty (20) days of the date of the notice, Lessee shall pay to Lessor, as additional rent, all interest and penalties assessed by the taxing authority if Lessor has failed to make the timely payment of said taxes, in addition to the late charge provided for in paragraph 3.”

2. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

LESSOR:

Dated:	9/1/97	/s/ John C. Nickel
JOHN C. NICKEL

LESSEE:

Dated:	8/29/97	ATHENA NEUROSCIENCES, INC., a Delaware corporation

		BY:	/s/ Illegible

			Its:	VP & General Counsel

NICJ3\ADD3-ATH.7J7

ADDENDUM FOUR TO NET COMMERCIAL LEASE

This Addendum Four to Net Commercial Lease, dated as of May 27, 1999 (“this Addendum”), is by and between JCN PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP (“Lessor”), successor in interest to John C. Nickel (“Nickel”), as lessor under that certain Net Commercial Lease, dated May 22, 1997, as modified by that certain Addendum One to Net Commercial Lease, dated as of June 5, 1997, that certain Addendum Two to Net Commercial Lease, dated as of June 12, 1997 and that certain Addendum Three to Net Commercial Lease, dated as of July 10, 1997 (collectively, “the Lease”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Lessee”), successor in interest to Athena Neurosciences, Inc., a Delaware (“Athena”), as lessee under the Lease, and is intended to amend and modify the Lease. Capitalized terms used in this Addendum and not otherwise defined have the meaning specified in the Lease.

Whereas, Nickel and Athena have entered into the Lease, and Lessor has succeeded to the interest of Nickel as lessor under the Lease, and Lessee has succeeded to the interest of Athena as lessee under the Lease; and

Whereas, pursuant to the Lease, Lessee currently leases from Lessor the Premises, consisting of 21,960 square feet (“the “Original Premises”); and

Whereas, Lessee wishes to lease from Lessor, and Lessor is willing to Lease to Lessee, an additional portion of the Building, consisting of 17,599 square feet (the “Additional Premises”); and

Whereas, Lessor and Lessee now wish to amend the Lease as set forth above and in certain other regards.

NOW, THEREFORE, Lessor and Lessee agree that the Lease is amended as follows:

1. Condition Precedent. If on or before June 30, 1999, Lessor and Fritz Companies, Inc., a Delaware corporation (“Fritz”), have not entered into an addendum to that certain Net commercial Lease, dated December 27, 1996 (the “Fritz Lease”), between Nickel, as Lessor’s predecessor in interest, as lessor, and Fritz, as lessee, whereby all of Fritz’ right, title and interest to the Additional Premises are terminated on terms and conditions acceptable to Lessor. Lessor at any time thereafter, but prior to June 30, 1999, may terminate this Addendum by notice to Lessee, and Lessor and Lessee shall thereupon be released from all obligations under this Addendum and Lessor shall return to Lessee all amounts previously paid to Lessor by Lessee hereunder. In addition, in the event Lessor does not terminate this Addendum pursuant to the immediately preceding sentence, and if such addendum is not entered

ELAN

into by Lessor and Fritz on or before June 30, 1999, this Addendum shall automatically terminate and Lessor and Lessee shall thereupon be released from all obligations under this Addendum, Lessor shall return to Lessee all amounts previously paid to Lessor by Lessee hereunder and the Lease shall continue in full force and effect and unmodified.

2. Definitions.

a. The term “Premises” as used in the Lease shall mean the Original Premises, as defined in Section 1.B of the Lease, and shown on Exhibit A attached to the Lease, together with the Additional Premises. The Additional Premises contain 17,599 square feet, consisting of that portion of the Building shown as the red cross-hatched area designated “ELAN Additional Premises” on Attachment A attached to this Addendum, previously referred to as a portion of premises commonly 534 Eccles Avenue. The Premises shall consist of a total of 39,559 square feet, and shall include the two exterior concrete blocks as shown on Attachment A hereto. The Premises specifically include the walkway located adjacent to the east and north exterior walls of the Premises.

b. Section 1.C. of the Lease is deleted, and the following substituted therefor:

“C. Lessee’s Percentage Share. The term “Lessee’s Percentage Share”, except when said term refers to the cost of maintaining the easement roadway, shall mean thirty-six and 27/100 percent (36.27%). Lessor and Lessee acknowledge that Lessee’s Percentage Share, except when said term refers to the cost of maintaining the easement roadway, has been obtained by dividing the net rental area of the Premises, which Lessor and Lessee agree is 39,559 square feet, by the total net rental area of the Building, which Lessor and Lessee agree is 109,056 square feet, and multiplying such quotient by 100.”

c. Section 1.D. of the Lease is deleted, and the following substituted therefor:

“D. Lessee’s Percentage Share of Easement Roadway. The term “Lessee’s Percentage Share”, when said term refers to the cost of maintaining the easement roadway, shall mean twenty-one and 07/100 percent (21.07%). Lessor and Lessee acknowledge that Lessee’s Percentage Share, when said term refers to the cost of maintaining the easement roadway, has been obtained by dividing the net rental area of the Premises, which Lessor and Lessee agree is 39,559 square feet, by the total square footage of the two buildings which use the easement roadway (the Building and 546 Eccles Avenue, South San Francisco, CA), which Lessor and Lessee agree is 187,788, and multiplying such quotient by 100.”

ELAN

d. Lessee’s obligation to pay Lessee’s Percentage Share shall commence on July 8, 1999.

e. Upon notification by Lessor to Lessee of the death or incapacity of the general partner of Lessor, the term “Common Area Maintenance and Repair Costs” shall include all reasonable fees, charges and other costs for incurred by Lessor for a property manager engaged by Lessor in connection with the Building and the Premises.

3. Term; Delivery of Possession.

a. Except as otherwise provided in the Lease and subject to paragraph 1 above, the term of the Lease for the rental of the Additional Premises shall commence on July 8, 1999, or on such later date as possession of the Premises is delivered to Lessee (“Additional Premises Commencement Date”), and, unless sooner terminated, as hereinafter provided, shall end on May 31, 2007.

b. Lessor shall deliver possession of the Additional Premises to Lessee on the Additional Premises Commencement Date. If Lessor, for any reason whatsoever, cannot deliver possession of the Additional Premises on the Additional Premises Commencement Date, this Addendum shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom. Notwithstanding the foregoing, if possession of the Additional Premises has not been delivered to Lessee on or before July 31, 1999. Lessee at any time thereafter, but prior to the delivery of possession, may terminate this Lease by notice to Lessor, and Lessor and Lessee shall thereupon be released from all obligations under this Lease and Lessor shall return to Lessee all amounts previously paid to Lessor by Lessee hereunder.

c. The words “delivery of possession” or “deliver possession,” or similar combination of words, for purposes of this Addendum shall mean the day on which Lessor notifies Lessee that the Additional Premises are ready for Lessee’s occupancy. The failure, however, of Lessor to so notify Lessee shall not constitute a default hereunder by Lessor.

4. Entry Upon the Additional Premises. Commencing on July 8, 1999, Lessee and its authorized representatives shall have the right during normal business hours to enter upon the premises leased to Fritz pursuant to the Fritz Lease for the purpose of making improvements in connection with its leasing of the Additional Premises from Lessor, including, without limitation, the construction of a demising wall for the Additional Premises and the installation of a separate electrical meter and system for the

ELAN

Additional Premises. Lessee shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of Lessee’s entry on the Premises as provided in this paragraph, except damage resulting from the negligence or willful misconduct of Lessee or its authorized representatives. Lessee shall conduct its activities on the Additional Premises as allowed in this paragraph in a manner that will cause the least possible inconvenience or disturbance to Fritz.

5. Rent. The provisions of Section 3.A. relating to Base Monthly Rent payable by Lessee to Lessor are amended as follows:

Lessee shall pay to Lessor the following sums of money as Base Monthly Rent commencing on July 8, 1999:

(1) Commencing July 8, 1999 to and including November 30, 1999: $20,145.40 per month.

(2) Commencing December 1, 1999 to and including December 31, 1999: $21,243.40 per month.

(3) Commencing January 1, 2000 to and including June 30, 2000: $25,937.40 per month.

(4) Commencing July 1, 2000 to and including June 30, 2001: $26,641.40 per month.

(5) Commencing July 1, 2001 to and including May 31, 2002: $27,345.40 per month.

(6) Commencing June 1, 2002 to and including June 30, 2002: $28,663.00 per month.

(7) Commencing July 1, 2002 to and including June 30, 2003: $29,367.00 per month.

(8) Commencing July 1, 2003 to and including June 30, 2004: $30,247.00 per month.

(9) Commencing July 1, 2004 to and including November 30, 2004: $31,127.00 per month.

(10) Commencing December 1, 2004 to and including June 30, 2005: $32,444.60 per month.

(11) Commencing July 1, 2005 to and including May 31, 2007: $33,324.60 per month.

6. Security Deposit. On or before the date when Lessee signs this Addendum, Lessee shall increase the Security Deposit made pursuant to paragraph 6 of the Lease by $15,000.00 so that the

ELAN

total Security Deposit held by Lessor shall be $26,000.00. The Security Deposit, increased as set forth herein, shall be held by Lessor as security for the faithful performance by Lessee of all of the provisions of the Lease and this Addendum to be performed or observed by Lessee, in accordance with the terms of said Section 6, with no distinction between the Lease and this Addendum or the Original Premises and the Additional Premises.

7. Parking. In addition to the twenty (20) parking spaces specified in Section 5 of the Lease, Lessee shall have the exclusive use of thirty-six (36) additional parking spaces to be designated by Lessor, the majority of which shall be located in the area marked “common area parking” on Attachment A, for a total of fifty-six (56) parking spaces, so long as Lessee abides by all reasonable rules and regulations promulgated by Lessor regarding such use. Upon designation by Lessor of Lessee’s fifty-six (56) parking spaces in connection with the preparation of a Master Parking Plan for the Building, Lessor and Lessee shall initial and attach to the Lease such Master Parking Plan, setting forth the specific parking spaces designated for Lessee’s use.

8. Option to Extend Term. The Options to extend the term of the Lease for two five (5) year terms provided in Section 7 of the Lease shall apply to the Additional Premises as well as the Original Premises. All of the terms and conditions of Section 7 shall apply to both the Original Premises and the Additional Premises, except as follows:

a. The Options shall be exercised only with respect to both the Original Premises and the Additional Premises, and may not be exercised with respect to either without the other.

b. Section 7.B(3) of the Lease is hereby deleted and the following substituted therefor:

“(3)-1 As used in this Lease, the term “fair market rent” for the Original Premises with respect to each Extension Period shall mean the monthly amount (determined by reference to the market for comparable buildings in the northern San Mateo County area) that a willing landlord would offer and a willing tenant would accept, as of the first day of such Extension Period, in an arm’s-length transaction for a lease of the Original Premises (i) for use as warehouse space and without regard to Lessee’s permitted use of the Original Premises, (ii) commencing on first day of such Extension Period, (iii) with or without right of renewal (as the case may be), (iv) without considering the value of tenant improvements constructed by Lessee (including, without limitation, seismic improvements to the Building, the heating, ventilation and air conditioning systems and equipment installed by Lessee and the increased

ELAN

electrical systems, equipment and capacity installed by Lessee), and (v) otherwise on all of the terms and conditions of this Lease. In determining fair market rent, there shall be taken into consideration the rental rate for leases of warehouse space in comparable buildings in the northern San Mateo county market area and the location of the Original Premises.

(3)-2 As used in this Lease, the term “fair market rent” for the Additional Premises with respect to each Extension Period shall mean the monthly amount (determined by reference to the markets for comparable buildings in the South San Francisco, Brisbane, San Carlos or Burlingame area) that a willing landlord would offer and a willing tenant would accept, as of the first day of such Extension Period, in an arm’s-length transaction for a lease of the Additional Premises (i) for use as improved office space and without regard to Lessee’s permitted use of the Additional Premises, (ii) commencing on first day of such Extension Period, (iii) with or without right of renewal (as the case may be), (iv) without considering the value of tenant improvements constructed by Lessee (including, without limitation, seismic improvements to the Building, the heating, ventilation and air conditioning systems and equipment installed by Lessee and the increased electrical systems, equipment and capacity installed by Lessee), and (v) otherwise on all of the terms and conditions of this Lease. In determining fair market rent, there shall be taken into consideration the rental rate for leases of improved office space in comparable buildings in the South San Francisco, Brisbane, San Carlos or Burlingame market areas, and the location of the Additional Premises.

9. Condition; No Representations or Warranties. On the Additional Premises Commencement Date, Lessor shall deliver the Additional Premises to Lessee broom swept and free of debris. Notwithstanding anything contained in the Lease to the contrary, Lessor has made no representations or warranties whatsoever, express or impled, with respect to the Additional Premises, and Lessee shall accept the Additional Premises in their “as is” condition as of the Additional Premises Commencement Date.

10. Effective Date. Subject to paragraph 1 above, this Addendum shall be effective on the Additional Premises Commencement Date.

11. Affirmation of Lease. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed.

ELAN

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

LESSOR:

Dated:	6-29-99	JCN Partners, A California Limited Partnership

		By:	/s/ John C. Nickel
John C. Nickel
General Partner

LESSEE:

Dated:	7-6-99	ELAN PHARMACEUTICALS, INC., a Delaware corporation

		BY:	/s/ Illegible

			Its:	SR VP of Fin & Admin

		BY:	/s/ Illegible

			Its:	VP, COMMERCIAL & LEGAL AFFAIRS

NICJ3\ADD4-ATH.5X9

ELAN

ADDENDUM FIVE TO NET COMMERCIAL LEASE

This Addendum Five to Net Commercial Lease, dated as of June     , 2004 (this “Addendum”), is entered into by and between JCN PARTNERS, a California limited partnership (“Lessor”), successor in interest to John C. Nickel (“Nickel”), as lessor under that certain Net Commercial Lease, dated May 22, 1997, as modified by that certain Addendum One to Net Commercial Lease, dated as of June 5, 1997, that certain Addendum Two to Net Commercial Lease, dated as of June 12, 1997, that certain Addendum Three to Net Commercial Lease dated as of July 10, 1997, and that certain Addendum Four to Net Commercial Lease dated as of May 27, 1999 (collectively, “the Lease”), and SOLSTICE NEUROSCIENCES, INC., a Delaware corporation (“Solstice”), successor in interest to Elan Pharmaceuticals, Inc., a Delaware corporation (“Elan”), successor in interest to Athena Neurosciences, Inc., a Delaware corporation (“Athena”) as lessee under the Lease, and is intended to amend and modify the Lease. Capitalized terms used in this Addendum and not otherwise defined have the meaning specified in the Lease.

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated May 12, 2004 by and between Solstice (formerly known as Solstice NeuroSciences, LLC, a Delaware limited liability company), on the one hand, and Elan and Elan Pharma International Limited, a private limited company organized under the laws of Ireland (collectively with Elan, the “Elan Parties”), on the other hand, Solstice will acquire all of the Elan Parties’ rights to the pharmaceutical product Myobloc (also know as Neurobloc in certain countries) (the “Transaction”). The Transaction is anticipated to close in June of 2004 (the “Closing”);

WHEREAS, in connection with the Transaction and pursuant to that certain Assignment of Lease (the “Assignment”) dated on even date herewith by and between Solstice, Elan and Lessor, Elan is assigning all of its right, title and interest in the Lease to Solstice contingent upon, and effective as of, the Closing. The Assignment will be executed and delivered concurrently with the parties’ execution of this Addendum;

WHEREAS, as a condition to Lessor consenting to the Assignment, Lessor is requiring Solstice to cause to be issued, and Solstice has agreed to cause to be issued, as security for the payment of rent and other sums due under the Lease by Solstice, a letter of credit from a reputable bank reasonably satisfactory to Landlord in the amount of $850,000; and

WHEREAS, Lessor and Solstice now wish to amend the Lease to provide for the issuance of the letter of credit and the conditions upon which the Lessor will be permitted to draw upon the same.

NOW THEREFORE, Lessor and Solstice agree that the Lease is amended as follows:

1. Security Deposit. Section 6 of the Lease (Security Deposits) shall be amended to add the following provisions:

“6.1 Amount of Additional Security Deposit; Application. Concurrently with Lessor’s consent to the assignment of the Lease from Elan Pharmaceuticals, Inc. to Solstice

Neurosciences, Inc. (“Solstice”), Solstice shall cause to be issued by Silicon Valley Bank (“Issuer”) an unconditional, irrevocable letter of credit (the “LOC”) in the amount of $850,000 (the “Initial Amount”) with Lessor listed as beneficiary thereof. The LOC Shall be used solely as security for Solstice’s faithful performance of its respective obligations under the Lease and any Addendum thereto. At any time that Solstice is in default of its obligation to pay rent or any other sums due under the Lease or any Addendum thereto, Lessor shall have the right to draw upon the LOC the amount of money in default. Lessor’s request to Issuer shall be accompanied by a certificate from the Lessor that certifies that the amount of the drawing represents an amount Lessor is entitled to receive from Solstice under the Lease. If Lessor draws upon all or any portion of the LOC, Lessee shall immediately restore the LOC to the Initial Amount. Solstice shall pay all costs, points, or fees incurred in connection with the issuance and maintenance of the LOC. If the term of the LOC shall expire prior to the expiration of the Lease term, Solstice shall deliver to Lessor, at least thirty (30) days prior to the expiration date of the LOC, a renewal of the LOC or a replacement LOC which satisfies the conditions set forth above. If Solstice fails to renew or replace the LOC at least thirty (30) days prior to its expiration, Lessor may draw down the entire amount of the LOC in which event the amount so received by the Lessor shall be held by the Lessor as an additional Security Deposit pursuant to Section 6 of the Lease. The Lessor may, from time to time, consider reducing the amount required under the LOC, provided any such reduction shall be at the sole discretion of the Lessor.”

2. Effective Date. This Addendum and the Assignment shall be contingent upon, and effective as of, the Closing.

3. Affirmation of Lease. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed, including without limitation, the provisions of Paragraph 12.A regarding removal of alterations and additions to the Premises. Notwithstanding anything to the contrary herein or in the Lease, Solstice agrees to accept the Premises in its current “as-is” condition; provided, however that such acceptance shall not in any way effect, modify or decrease the Lessor’s duties and responsibilities under the Lease (as amended).

4. Financial Statements. Upon reasonable request by Lessor, and in any event not more frequently than quarterly, Solstice shall provide Lessor with its most recent updated financial statements.

5. Notice. The address to which notices shall be sent to Solstice under Section 27 (Notice) to the Lease shall be 3830 Valley Center Drive, Suite 705-553, San Diego, California 92130-3307.

6. Miscellaneous. This Addendum shall be binding upon and inure to the benefit of the parties and their successors and assigns. This Addendum may be executed in one or more counterparts. Facsimile copies of this Addendum shall be treated the same as “wet ink” originals to the maximum extent permitted by law. This Addendum shall be governed by the laws of the State of California.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first Set forth above.

LESSOR:

Dated: June , 2004	JCN PARTNERS,
a California limited partnership

	By:	/s/ John C. Nickel
	Print Name:	John C. Nickel
	Title:	General Partner

SOLSTICE:

Dated: June , 2004	SOLSTICE NEUROSCIENCES, INC.,
a Delaware corporation

	By:	/s/ John Bruens
	Print Name:	John Bruens
	Title:	President

[Signature Page to Addendum Five to Net Commercial Lease]

4

RESTATED ADDENDUM FIVE TO NET COMMERCIAL LEASE

This Restated Addendum Five to Net Commercial Lease, dated for reference purposes only, June 15, 2005 (“this Restated Addendum Five”), is entered into by and between JCN PARTNERS, a California limited partnership (“Lessor”), successor in interest to John C. Nickel (“Nickel”), as lessor under that certain Net Commercial Lease, dated May 22, 1997, as modified by that certain Addendum One to Net Commercial Lease, dated as of June 5, 1997, that certain Addendum Two to Net Commercial Lease, dated as of June 12, 1997, that certain Addendum Three to Net Commercial Lease dated as of July 10, 1997, and that certain Addendum Four to Net Commercial Lease dated as of May 27, 1999 (collectively, “the Lease”), and SOLSTICE NEUROSCIENCES, INC., a Delaware corporation (“Solstice”), successor in interest to Elan Pharmaceuticals, Inc., a Delaware corporation (“Elan”), successor in interest to Athena Neurosciences, Inc., a Delaware corporation (“Athena”) as lessee under the Lease, and is intended to amend and modify the Lease. Capitalized terms used in this Addendum and not otherwise defined have the meaning specified in the Lease.

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated May 12, 2004 by and between Solstice (formerly known as Solstice NeuroSciences, LLC, a Delaware limited liability company), on the one hand, and Elan and Elan Pharma International Limited, a private limited company organized under the laws of Ireland (collectively with Elan, the “Elan Parties”), on the other hand, Solstice acquired all of the Elan Parties’ rights to the pharmaceutical product Myobloc (also know as Neurobloc in certain countries) (the “Transaction”). The Transaction closed in July 6, 2004;

WHEREAS, in connection with the Transaction and pursuant to that certain Assignment of Lease (the “Assignment”) between Solstice, Elan and Lessor, Elan assigned all of its right, title and interest in the Lease to Solstice, which Assignment was to be delivered as part of the closing of the Transaction and contingent upon the parties signing the original Addendum Five to Net Commercial Lease;

WHEREAS, as a condition to Lessor consenting to the Assignment, Lessor required Solstice to cause to be issued and delivered to Lessor, and Solstice agreed to cause to be issued and delivered to Lessor, as security for the payment of rent due under the Lease by Solstice, (including, but not limited to, costs incurred to restore the Premises pursuant to Paragraphs 12.A and 32 of the Lease) an irrevocable, unconditional letter of credit from a reputable bank reasonably satisfactory to Lessor in the amount of $850,000;

WHEREAS, in negotiating the original Addendum Five to Net Commercial Lease, Lessor requested, and believed Solstice had agreed to provide, certain financial information and to develop a standard under which Lessor could draw down the letter of credit prior to an actual default on the part of Solstice. Solstice believes that although it did agree to provide certain financial information to Lessor, it did not agree to develop a standard in an anticipated Addendum Six pursuant to which Lessor could draw down the letter of credit prior to an actual default;

WHEREAS, as a result of the foregoing miscommunication, neither party signed the same original Addendum Five to Net Commercial Lease although Solstice obtained and had issued in favor of Lessor an irrevocable standby letter of credit in the amount of $850,000;

WHEREAS, pursuant to further negotiations, each party now wishes to enter into this Restated Addendum Five to resolve their differences and to amend the Lease.

NOW THEREFORE, Lessor and Solstice agree that the Lease is amended as follows:

1. Security Deposit. Paragraph 6 of the Lease (Security Deposits) shall be amended to add the following provisions:

“6.1 Amount of Additional Security Deposit; Application. Upon execution of this Restated Addendum Five, Solstice shall deposit with Lessor an additional cash deposit in the amount of $94,000.00 so that the total cash Security Deposit shall be $120,000.00 and concurrently Lessor shall release and return to Silicon Valley Bank the original Letter of Credit in the amount of $850,000.00 and Solstice shall promptly thereafter cause to be issued by Silicon Valley Bank (“Issuer”) an unconditional, irrevocable letter of credit (the “Replacement LOC”) in the amount of $350,000 (“Initial Amount”) with Lessor listed as beneficiary thereof. The Replacement LOC shall have a term equal to the term of the Lease or any extension thereof plus 30 days. The LOC shall be used solely as security for Solstice’s faithful performance of its respective obligations under the Lease, this Restated Addendum Five and any other and further amendments thereto during the term of the Lease and any extension thereof. At any time that Solstice is in default of its obligation to pay rent or any other monetary obligation under the Lease. Lessor shall have the right to draw upon the Replacement LOC the amount of money in default or as authorized by this Restated Addendum Five. Lessor’s request to Issuer shall be accompanied by a certificate from the Lessor that certifies that the amount of the drawing represents an amount Lessor is entitled to receive from Solstice under the Lease or this Restated Addendum Five. If Lessor draws upon all or any portion of the Replacement LOC, Solstice shall immediately restore the Replacement LOC to the Initial Amount. Solstice shall pay all costs, points, or fees incurred in connection with the issuance and maintenance of the Replacement LOC. If the term of the Replacement LOC shall expire prior to 30 days following the expiration of the Lease term or 30 days after any extension thereof, Solstice shall deliver to Lessor, at least thirty (30) days prior to the expiration date of the Replacement LOC, a renewal of the Replacement LOC or a further replacement LOC which satisfies the conditions set forth above. If Solstice fails to renew or replace the Replacement LOC at least thirty (30) days prior to its expiration, Lessor may draw down the entire amount of the LOC in which event the amount so received by the Lessor shall be held by the Lessor as an additional Security Deposit pursuant to Section 6 of the Lease.

2. Affirmation of Lease. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed, including without limitation, the provisions of Paragraphs 12.A and 32 regarding removal of alterations and additions to the Premises. Notwithstanding anything to the contrary herein or in the Lease, Solstice agrees to accept the Premises in its current “as-is” condition; provided, however that such acceptance shall not in any way effect, modify or decrease Lessor’s duties and responsibilities under the Lease.

3. Financial Statements. Upon reasonable request by Lessor, and in any event not more frequently than quarterly, Solstice shall promptly provide Lessor with its most recent updated financial statements and supplement said delivered statements with audited copies if such statements are audited.

4. Acknowledgement of Effectiveness of Assignment of Lease. Lessor hereby acknowledges and agrees that the Lease was duly assigned to Solstice pursuant to the terms and conditions of the Assignment, which is in full force and effect and valid and binding on Lessor and Lessee in accordance with the terms thereof.

5. Notice. The address to which notices shall be sent to Solstice under Paragraph 27 of the Lease shall be                     .

6. Miscellaneous. This Addendum shall be binding upon and inure to the benefit of the parties and their successors and assigns. This Addendum may be executed in one or more counterparts. Facsimile copies of this Addendum shall be treated the same as “wet ink” originals to the maximum extent permitted by law. This Addendum shall be governed by the laws of the State of California.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

LESSOR:

Dated: July , 2005	JCN PARTNERS,
a California limited partnership

By:
Print Name:
Title:

SOLSTICE:

Dated: July , 2005	SOLSTICE NEUROSCIENCES, INC.,
a Delaware corporation

	By:	/s/ Shawn Patrick O’Brien
Shawn Patrick O’Brien,
President & Chief Executive Officer

	By:	/s/ Mike Pagnotta
Mike Pagnotta, Chief Financial Officer

[Signature Page to Restated Addendum Five to Net Commercial Lease]

ADDENDUM SIX TO NET COMMERCIAL LEASE

This Addendum Six to Net Commercial Lease, dated for reference purposes only, March 6, 2007, (“this Addendum Six”), is entered into by and between JCN Partners, a California limited partnership (“Lessor”), successor in interest to John C. Nickel (“Nickel”), as lessor under that certain Net Commercial Lease, dated May 22, 1997, as modified by that certain Addendum One to Net Commercial Lease, dated as of June 5, 1997, that certain Addendum Two to Net Commercial Lease, dated as of June 12, 1997, that certain Addendum Three to Net Commercial Lease dated as of July 10, 1997, that certain Addendum Four to Net Commercial Lease dated as of May 27, 1999, and that certain Restated Addendum Five dated June 15, 2005 (collectively, “the Lease”), and Solstice Neurosciences, Inc., a Delaware corporation (“Solstice”), successor in interest to Elan Pharmaceuticals, Inc., a Delaware corporation (“Elan”), successor in interest to Athena Neurosciences, Inc., a Delaware corporation (“Athena”) as Lessee under the Lease, and is intended to amend and modify the Lease. Capitalized terms used in this Addendum and not otherwise defined herein have the meaning specified in the Lease.

WHEREAS, Solstice has duly exercised the Option to extend the term of the Lease pursuant to Section 7 of the Lease by way of the notice letter dated December 12, 2006; and

WHEREAS, the parties have reached agreement regarding the Base Monthly Rent to be charged during the First Extension Period,

NOW THEREFORE, Lessor and Solstice agree as follows:

1. The Base Monthly Rent shall be $37,581.05 per month from June 1, 2007, through and including May 1, 2008; $38,708.48 per month from June 1, 2008 through and including May 1, 2009; $39,869.73 per month from June 1, 2009 through and including May 1, 2010; $41,065.82 per month from June 1, 2010 to and including May 1, 2011; and $42,297.79 per month from June 1, 2011 to and including May 1, 2012.

2. Solstice shall commencing June 1, 2007, relinquish to Lessor those 10 parking spaces shown on Exhibit 1 attached hereto and incorporated herein by this reference. There shall be no reduction in Base Monthly Rent or any other rent on account of the surrender of the 10 parking spaces. The 10 parking spaces shall be returned to Solstice only if Solstice begins construction of additional office space within the Premises. Solstice shall notify Lessor that it has received all required permits for the construction of any such additional offices and specify the date on which the construction of the offices will begin. Lessor will surrender and return to Solstice those parking spaces on the date specified in Solstice’s notice. If for any reason the offices are not completed or if the office space construction is abandoned by Solstice, the parking spaces shall revert to Lessor. The failure to provide Lessor with evidence within a reasonable period of time after the commencement of construction that the construction has been completed and approved by the City of South San Francisco will constitute notice that the construction of the offices has not been completed or has been abandoned.

3. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

LESSOR:

Dated: April 20, 2007	JCN Partners, a California limited partnership

	By:	/s/ John C. Nickel
	Print Name:	John C. Nickel
	Title:	General Partner

SOLSTICE:

Dated: April 18, 2007	Solstice Neurosciences, Inc., a Delaware corporation

	By:	/s/ Shawn Patrick O’Brien
	Print Name:	Shawn Patrick O’Brien
	Title:	President and CEO
	By:	/s/ Michael A. Pagnotta
	Print Name:	Michael A. Pagnotta
	Title:	CFO

ADDENDUM SEVEN TO NET COMMERCIAL LEASE

This Addendum Seven to Net Commercial Lease, dated March 29, 2012, for reference purposes only (this “Addendum Seven”), is entered into by and between JCN Partners, a California limited partnership (“Lessor”) successor in interest to John C. Nickel (“Nickel”) as Lessor under that certain Net Commercial Lease, dated May 22, 1997, as modified by that certain Addendum One to New Commercial Lease, dated as of June 5, 1997, that certain Addendum Two to Net Commercial Lease, dated as of June 12, 1997, that certain Addendum Three to Net Commercial Lease dated as of July 10, 1997, that certain Addendum Four to Net Commercial Lease dated as of May 27, 1999, that certain Restated Addendum Five dated June 15, 2005, and that certain Addendum Six to Net Commercial Lease dated as of March 6, 2007 (collectively referred to as the “Lease”) and Solstice Neurosciences, LLC, a Delaware limited liability company (“Solstice”), successor in interest to Solstice Neurosciences, Inc., a Delaware corporation, successor in interest to Elan Pharmaceuticals, Inc., a Delaware corporation, who was successor in interest to Athena Neurosciences, Inc., a Delaware corporation as Lessee under the Lease, and is intended to amend and modify the Lease. Capitalized terms used in this Addendum Seven and not otherwise defined shall have the meaning specified in the Lease.

WHEREAS, the parties have agreed that Solstice has duly exercised the Option to extend the term of the Lease; and

WHEREAS, Lessor and Solstice, through their real estate brokers (Mike Davis of Grubb & Ellis Company representing Solstice and Marshall Hydorn of Cassidy Turley representing Lessor) have reached an agreement regarding the Base Monthly Rent to be paid by Solstice to Lessor during the Option Term and have elected not to pursue the arbitration provisions set forth in the Lease;

NOW, THEREFORE, the parties agree as follows:

1. The Base Monthly Rent shall be as follows:

From June 1, 2012 to and including May 1, 2013 - $30,064.84

From June 1, 2013 to and including May 1, 2014 - $30,966.79

From June 1, 2014 to and including May 1, 2015 - $31,895.79

From June 1, 2015 to and including May 1, 2016 - $32,852.66

From June 1, 2016 to and including May 1, 2017 - $33,838.24

2. The parties acknowledge and agree that Solstice has no further right to extend the Lease Term beyond May 31, 2017.

3. Except as provided herein, the terms and conditions of the Lease remain unmodified and are affirmed.

Dated:	June 29, ‘12	LESSOR:

JCN Partners, A California limited partnership

		By:	/s/ John C. Nickel
John C. Nickel, General Partner

Dated:	June 19, 2012	LESSEE:

Solstice Neurosciences, LLC, A Delaware limited liability company

		By:	/s/ P. Breckinridge Jones
P. Breckinridge Jones, Chief Executive Officer

		By:	/s/ H. Lee Warren
H. Lee Warren, Chief Operating Officer

EXECUTION COPY

EXHIBIT C

[See Attached Summary of Operating Expenses]

Solstice Proposed Pass-Through % of Eccles Operating Expenses to Audentes

Total Building Sq ft	39,559
Total Lease to Audentes	21,960
Total Audentes % for CAM	55.5%

Description	Type	% Allocation to Audentes	2014 Total for Reference Only
Property Taxes	CAM Invoiced to Solstice by JCN	55.5%	$60,974
Property Insur Alloc	CAM Invoiced to Solstice by JCN	55.5%	$4,437
CAM Expenses *	CAM Invoiced to Solstice by JCN	55.5%	$21,245
Earthquake Insurance	Paid Directly by Solstice	100%	$60,000
ADT Security **	Paid Directly by Solstice	100%	$13,596
Terminix **	Paid Directly by Solstice	100%	$1,353
PG&E	Paid Directly by Solstice	100%	$239,905

Totals			$401,510

*	Refer to Section 1E of master lease for description of Common Area Maintenance and Repair Costs.
**	If Solstice can cancel contract, we would prefer Audentes enter into their own contract. Will confirm Tuesday.

EXECUTION COPY

EXHIBIT D

[See Attached form of Bill of Sale]

Execution Copy

BILL OF SALE

This Bill of Sale (this “Bill of Sale”) dated as of July 30, 2015, from Solstice Neurosciences, LLC, a Delaware limited liability company (“Solstice”), to Audentes Therapeutics, Inc., a Delaware corporation (“Audentes”), is being delivered pursuant to that certain Sublease dated July 30, 2015, between Solstice and Audentes (the “Sublease Agreement”). Capitalized terms used in this Bill of Sale but not defined herein shall have the meanings assigned to them in the Sublease Agreement.

1. In consideration of the covenants, agreements, terms and provisions contained in the Sublease Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Solstice does hereby grant, sell, assign, convey, transfer and deliver to Audentes and its successors and assigns, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever, except for those existing under the Sublease Agreement and the Prime Lease, all of Solstice’s right, title, and interest in and to all of the manufacturing equipment owned by Solstice and located at the Subleased Premises, which approximately consists of the assets set forth on Exhibit A attached hereto (the “Transferred Assets”).

2. Solstice warrants to Audentes that Solstice has good and marketable title to the Transferred Assets and the unqualified right to sell, assign, transfer, convey, and deliver the Transferred Assets to Audentes.

3. The representations, warranties, and covenants of Audentes and Solstice contained in the Sublease Agreement are incorporated into this document by reference. Any conflict between the terms of this Bill of Sale and the Sublease Agreement are to be resolved in favor of the terms of the Sublease Agreement.

4. Solstice will execute and deliver any further instruments of sale, conveyance, transfer, and assignment and take any other actions reasonably requested by Audentes in order to more effectively sell, assign, transfer, and convey to and vest in Audentes all of Solstice’s right, title, and interest in and to the Transferred Assets as specified in the Sublease Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Solstice has caused this Bill of Sale to be executed and delivered by its duly authorized agent on the date first set forth above.

SOLSTICE NEUROSCIENCES, LLC

By:	/s/ P.B. Jones

Name:	P.B. Jones

Title:	CEO

Acknowledged and Agreed:

AUDENTES THERAPEUTICS, INC.

By:	/s/ Matthew Patterson

Name:	Matthew Patterson

Title:	President and CEO

EXHIBIT A

(See Attached Asset Listing)

Equipment List

Smart Name		Equipment	Equipment Description	Location(Room#)	Manufacturer	Model Number	Serial Number
AUT	1002	Autoclave	Finn Aqua GMP Sterilizer	Room 145	Finn-Aqua Oy	669-C-GMP-ABS5	38414
AUT	1301	Autoclave	BioWaste Decontamination Unit	Waste Decontamination/Waste Collection	Getinge	6912	82542-01-02
AUT	1502	Autoclave	Autoclave, HiVac Sterilizer	Testing Facility	Getinge	6912	N/A
AUT	1605	Autoclave	Hi-Vac Effluent Sterilizer	QC Lab, Room #134	Getinge	6912 AR1	30657
AUT	1703	Autoclave	Hi-Vac Effluent Sterilizer	Development Lab, Room #161/ Mechanical Room Access, Rm#163	Getinge	6912	30660
BAS	0000	BAS	Building Automation System	NBF	Yamas	N/A	N/A
BZH	1601	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	Room 134, QC Lab	Baker	SGII-600	60653
BZH	1602	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	Room 134, QC Lab	Baker	SGII-600	60662
BZH	1701	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	Room 161, Development Lab	Baker	SGII-600	60631
BZH	204	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet, 115V, 60Hz, 15.9 Amps	Room 159, Fermentation Prep.	Baker	SGII-600	60656
BZH	502	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	Room 160, Fermentation Room	Baker	SGII-600	60646
BZH	604	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	Room 154, Recovery	Baker	SGII-600	60654
BZH	701	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	Room 148, Purification	Baker	SGII-600	60628
BZH	801	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	Room 150, Bulk Dilution	Baker	SGII-600	60641
BZH	902	Bio Safety Cabinet	Steril Guard II Bio Safety Cabinet	139	Baker	SGll-400	60645
CGW	1501	Cage Washer	Steam Heated with acid detergent system.	103	Basil	3500	N/A
CWTS	CHTS	Cooling Water Chemical Treatment	Chemical Treatment Subsystem	163	N/A	N/A	N/A
CWTS	CTRS		(See Manual for Components)	163	Baltimore Air Coil	VT0	N/A
CWTS	CWRS	Chilled Water System	Piping and Components for Return of Water for heat removal.	Rms 145 & 160, Mezzanine Level, Mech Rm 163	N/A	N/A	N/A
CWTS	CWSS	Chilled Water System	Chilled Water Supply Piping and Components	Delivery to Rm 160 Fermenter Room, Rm 145 Mechanincal Access Rm (AUT-1002)	N/A	N/A	N/A
CWTS	0000	Chilled Water System	Cooling Tower, Chiller, Chemical Treatment, Supply & Return Piping	Rm 163 Mechanical Rm, Rm 169 Chiller Room, Mezzanine Level, Delivery to Rms. 160 & 145	Trane	***	***
DIW	1401	Puridied Water System	DIW System incorporating RO system and UV filter.	Mechanical Room #163	Therma	N/A	N/A
EME	16	Emergency Generator	Emergency Generator, Transfer Switch, Panels HE-1, LE-1, & MCC-2; Load Bank	Outside facility, Electrical Room, and MCC Room	Petersen Electric Inc.	Gen Set CD 150	n/a
FRX	401	Fermentor	30L Fermentor	Room 160	B. Braun Biotech, Inc.	D-30	B45-D30
FZ	102	Freezer	Refrigerant Charge R-502,120 psi, Range 0 to -40C, 115V, 60Hz, Single Phase, 6.75 amps full load	Waste Egress Room #112	Environmental Equipment	C40-7	9596551
FZ	202	Freezer	Undercounter, 5.4 cu ft, 8.0 amps	Room 159	Revco	ULT430A19	R17S-128571-RS

Equipment List

Smart Name		Equipment	Equipment Description	Location(Room#)	Manufacturer	Model Number	Serial Number
FZ	262	Freezer	-80 deg C, 115V, 16 amp, 1phase 60Hz, -50 deg Cto -86 deg C	Room 159	Revco	ULT 1386-9-A34	N17L-513435-NL
FZ	690	Freezer	115v, 11.2amps, 1phase 60Hz, single stage system, -40C	Rm. 162 Development Lab Airlock	Revco	ULT2540-7-A14	R27H-379588-SH
FZ	7092	Freezer	115V, 12 amp, 1 phase 60Hz, 0 deg Cto -40 deg C	Room 165	Revco	ULT2540-9-A37	N11P-275603-NP
FZ	910	Freezer	Dual Cascade System 115V, 15amp, 1phase 60Hz, -60 to-86 C	Corridor #118	Revco	ULT 2586-7-A14	V11H-395703VH
FZ	950	Freezer	Undercounter, 5.4 cu ft, 8.0 amps	Corridor #118	Revco	UFP530A12	U31H-394060-VH
FZ	964	Freezer	115V, 12 amp, 1phase 60Hz, 0 deg Cto -40 deg C	Room 161	Revco	ULT 750-9-A31	X10L-551027-X7
FZ	965	Freezer	-80 deg C, 115V, 16 amp, 1phase 60Hz, -50 deg Cto -86 deg C	Room 161	Revco	ULT 1386-9-A35	X12L-551392-XL
HHW	HBLR	Heating Hot Water Boiler	115V, 60Hz, 1phase, <12amps, Max 160 psi, 240F	Boiler Room #168	Teledyne Laars	PH 1825 I N 09 A C LW	C97106756
HHW		Heating Hot Water Boiler	Hot water supply for AHU heating coils	Boiler Room #168, Mechanical Room #163, Mezzanine Catwalk	N/A	n/a	n/a
HPSS	FWS	Plant Steam Feedwater System	316L, 70 Gallon, Modified for Chemical Treatments	Feedwater Skid	Quick Tanks	N/A	N/A
HPSS	WS	Feedwater Chemical Treatment	Feedwater Pretreatment	Water softener Feedwater Pretreatment	Heat Transfer Equipment	N/A	N/A
HPSS	0000	Steam Boilers (6ea)	High Pressure Steam System	Mechanical Room #163, Mezzanine Level	Heat Transfer Equipment	N/A	N/A
HVAC	AHU1	HVAC Unit	Air Handling System	Mechanical Room	Air Enterprises	Size #10	n/a
HVAC	AHU2	HVAC Unit	Air Handling System	Mechanical Room	Air Enterprises	N/A	N/A
HVAC	AHU3	HVAC Unit	Air Handling System	Mechanical Room# 163	York	AP170	CKFM021147
HVAC	AHU4	HVAC Unit	Air Handling System	Mechanical Room #163	Therma	N/A	N/A
ICA	0000	Air Compressor	Instrument and Process compressed air	Mechanical Room #163	Therma	N/A	N/A
INC	1003	Incubator	Mechanical Convection, 5.5 cubic feet, microprocessor controlled	Media/ Buffer Prep Room #144	Precision Scientific	6DM	697091382
INC	1605	Incubator	Microprocessor Controlled, 10 cubic ft, 120V	QC Lab Room #134	Precision Scientific	6LM	697090602
INC	1606	Incubator	Low Temperature Incubator	QC Lab, Room #134	Precision Scientific	815	2077090421522
INC	1607	Incubator	Mechanical Convection, 5.5 cubic feet, microprocessor controlled	QC Lab, Room #134	Precision Scientific	6DM	Not Locatable
INC	1608	Incubator	Automatic CO2 Incubator, 5.4 cu ft, 115V	QC Lab, Room #134	Precision Scientific	5425-0	N/A
INC	1650	Incubator	Napco Water Jacketed CO2 Incubator, 5.4 cu.ft, 115V, 50/60Hz, 4.5 Amp	Sample Lab, Room #139	Precision Scientific	6101F-0	398010080
INC	203	Incubator	Sanyo Incubator	Fermentation Prep Room #159	Sanyo	MIR-262	61220369

Equipment List

Smart Name		Equipment	Equipment Description	Location(Room#)	Manufacturer	Model Number	Serial Number
INC	7093	Incubator	Range: -10 to 70 degC. 10 to 96% RH	Room 165	Environmental Specialties	ES2000CDM	0412212363
INC	7094	Incubator	Range: -10 to 70 degC. 10 to 96% RH	Room 165	Environmental Specialties	ES2000CDM	0412212362
INC	960	Incubator	115 V, 4.5 Amp, 1.95 cu ft	Rm. 161	VWR Scientific	1525	0801598
IWC	ICWP	Industrial Water	Industrial Cold Water Piping Subsystem	Mezzanine Level & Mechanical Room.	N/A	n/a	n/a
IWC	OPSS	Industrial Water	Pressurization of city water utility feed	Outside of facility inside back-up generator fencing	N/A	n/a	n/a
IWC		Industrial Water	Water supply to industrial systems.	Outside pumping, Mezzanine & Mechanical Room supply piping.	N/A	n/a	n/a
NITR	0000	Nitrogen System	316 L-welded 1/2” distribution line	RM 163, Catwalk to RM 160	Therma (Contractor/Fabricator)	N/A	N/A
POW	CPOW	Potable Water	Cold Potable Water Subsystem	Neurobloc Facility	n/a	n/a	n/a
POW	EWSS	Potable Water	Emergency Eyewash and Shower Stations	5 Stations, Mechanical Room #163, Corridors #155, #152, #136, and Testing Facility	Haws	N/A	N/A
POW		Potable Water	Potable Water System	Neurobloc Facility	n/a	n/a	n/a
PRSS	SDP	Sewer System	Sewer Drainage Piping	Neurobloc Facility	n/a	n/a	n/a
PRSS	SPS	Sewer System	Sump Pump Subsystem	Mechanical Room #163	n/a	n/a	n/a
PRSS		Sewer System	Process Sewer System	Eccles Facility	n/a	n/a	n/a
RF	101	Refrigerator	Undercounter, Bloodbank Refrigerator, 5.4 cu ft, 5.0 amps. 115 V. 60 Hz. Single phase. Single stage.	Room #161	Revco	REB404A19	R26R-122968-SR
RF	1103	Refrigerator	115V 19 Amp 1phase 60 Hz 4 Deg. Cel. Reach in Ref. 51 cubic feet	Rm 132	VWR Scientific	VCR449A20	X23K-502119-YK
RF	1104	Refrigerator	115V 13.4 Amp 1phase 60 Hz 4 Deg. Cel. Reach in Ref. 23.3 cubic feet	Rm 132	VWR Scientific	REC2304A20	X09L-550S46-XL
RF	1105	Refrigerator	Laboratory Refrigerator 2-8 C	Eccles Rm 107	Revco	REC 3004A20	S06M-580884-SM
RF	1609A	Refrigerator	115V 14.5amp 1phase 60 Hz 4C reach in Ref.	QC Lab Rm. #134	Revco	VCR449 A14	T24H-388370-UH
RF	302	Refrigerator	Undercounter, Bloodbank Refrigerator, 5.4 cu ft, 5.0 amps. 115 V. 60 Hz. Single phase. Single stage.	Room #160	Revco	REB404A20	0114983501100824
RF	602	Refrigerator	Undercounter, Bloodbank Refrigerator, 5.4 cu ft, 5.0 amps. 115 V. 60 Hz. Single phase. Single stage.	Room #154	Revco	REB404A19	R18R-122855-RR

Equipment List

Smart Name		Equipment	Equipment Description	Location(Room#)	Manufacturer	Model Number	Serial Number
RF	704	Refrigerator	Undercounter, Bloodbank Refrigerator, 5.4 cu ft, 5.0 amps. 115 V. 60 Hz. Single phase. Single stage.	Room #148	Revco	REB404A19	R26R-122967-SR
RF	7100	Refrigerator	208V 3 phase. Cold Storage Room (2 to 8 degC)	Room 165	Climate Controls	435	n/A
RF	802	Refrigerator	20 cubic ft, 115V, 60Hz, Refrigerant: R134A - amt:7oz	NBF RM 148	Continental	SIR-SSGDHD	A97J7517
RF	802A	Refrigerator	115V 14.5amp 1phase 60 Hz 4C reach in Ref., 49 cubic ft.	Bulk Fill Rm. #150	Revco	REB-5004A14	P04H-371652PH
RF	901	Refrigerator	Revco Refrigerator	NBF RM 139	Revco	MR25SS-SAEE-TS	0121571401130517
RF	920	Refrigerator	115V 14.5 Amp 1 phase 60 Hz 4 Deg. Cel. Reach in Ref.	Corridor 118	VWR Scientific	VCR449A14	X22H-406409-YH
RF	990	Refrigerator	Laboratory Refrigerator 2-8 C	NBF Corridor 118	Revco	REC 2304A18	P16J-426811-PJ
SCHS	CSG	Clean Steam Generator	P2000 Series	Room 145	Mueller	MES-630-5	198560
N/A		Lab Clean Water System	Milli-Q Water System	134	Millipore	Elix 3 and Gradient A-10	F8CM75917D
N/A		Lab Clean Water System	Milli Q Water System	107	Millipore	ELIX-5	N/A
OV	6923	Oven	Gravity Convection Oven	107	Thermo	G01350-A-1	R26R-507329-SR